EXHIBIT 2.1


                                                               Execution Version







                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG


                                  HAUSER, INC.,


                    BOTANICALS INTERNATIONAL EXTRACTS, INC.,


                                       AND


                            ZUELLIG BOTANICALS, INC.






                          DATED AS OF OCTOBER 15, 2003







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                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This ASSET PURCHASE AGREEMENT (together with the annex, exhibits and schedules hereto, this "Agreement") is entered into as of October 15, 2003, by and among HAUSER, INC., a Delaware corporation ("Hauser"), BOTANICALS INTERNATIONAL EXTRACTS, INC., a Delaware corporation ("BIE" and together with Hauser, the "Sellers"), and ZUELLIG BOTANICALS, INC., a Delaware corporation ("Buyer"). Terms used herein and not otherwise defined shall have the meanings set forth in Annex A attached hereto and made a part hereof.

                                    RECITALS
                                    --------

     A. BIE manufactures, markets and distributes certain botanical extracts, dietary and nutritional supplements, nutraceuticals and vitamins (the "Business").

     B. Subject to the terms and conditions set forth in this Agreement, Buyer desires to acquire from the Sellers and the Sellers desire to sell to Buyer certain assets, as set forth below, of the Business.

     C. The Sellers are debtors and debtors-in-possession in that certain case number 03-18788 BB (administratively consolidated with case numbers 03-18795 BB, 03-18798 BB and 03-18802 BB) filed April 1, 2003 (the "Petition Date") pending under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court in the Central District of California (the "Chapter 11 Case").

     D. Wells Fargo Bank, National Association ("Wells Fargo") asserts a first priority security interest in the Acquired Assets (as hereinafter defined) and the proceeds from the sale thereof.

     E. The parties hereto have agreed that the Sellers will sell and Buyer will acquire the Acquired Assets free and clear of all Indebtedness, Liens and obligations other than the Assumed Liabilities, under Sections 363(b) and 363(f) of the Bankruptcy Code.

     NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements, and subject to the conditions contained herein, each of the Sellers and Buyer hereby agree as follows:

                                    ARTICLE I

                               PURCHASE OF ASSETS
                               ------------------

     1.1. Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement, the Sellers agree to sell, assign, convey and transfer to Buyer, and Buyer agrees to purchase from the Sellers, at the Closing, all right, title and interest in and to the assets listed below (collectively, the "Acquired Assets") free and clear of any Indebtedness, Liens and obligations other than the Assumed Liabilities, all as contemplated by
Section 363 of the Bankruptcy Code, including, without limitation:

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     (a) all inventory of the Business, wherever located, including samples, finished goods, prepaid inventory and any finished goods in transit as of the Closing Date, including any inventory owned by Hauser related to the Business which is listed on Schedule 1.5 (the "Inventory");

     (b) all of the Sellers' rights, title and interest, if any, in and to the trademarks RoseOx(R), Rossential(TM) and Rossential Plus(TM) and all trade names, corporate names, logos, URLs and other network and email identifiers, trade dress, trademarks and service marks, brand names and all registrations and applications therefore associated with the names "BI Nutraceuticals," "Botanicals International," and "Botanicals International Extracts," together with all goodwill symbolized thereby (the "Seller Intellectual Property");

     (c) all billed and unbilled accounts receivable, notes receivable and other rights to payment, except insurance proceeds, in connection with the Business existing as of the Closing, including, without limitation, any payments received with respect thereto after the Closing Date, unpaid interest accrued on any such accounts receivable and any security or collateral relating thereto, and any unbilled receivable for work in progress, except any and all accounts receivable, intercompany debt or other liabilities owed to BIE by Hauser or any of Hauser's Subsidiaries, and any billed and unbilled accounts receivable related to the sale of rosemary product by Hauser (the "Accounts Receivable");

     (d) all rights of the Sellers under the Assigned Purchase Orders listed on
Schedule 2.5(a) to this Agreement;

     (e) all lists (including, without limitation, customer and supplier lists), files, documents, books and records, manuals, cost and pricing information, and plans and specifications related to the Business;

     (f) all catalogues, brochures, sales literature, promotional material and other selling material relating to the Business;

     (g) all of the Sellers' rights, claims, defenses, or causes of action against third parties in respect of the Acquired Assets (including, without limitation, the Inventory, Accounts Receivable and the Seller Intellectual Property) arising out of transactions prior to the Closing, except all claims and causes of action of the Sellers against third parties under sections 544 through 550 of the Bankruptcy Code, inclusive, and against the account debtor parties to any Returned Accounts Receivable related to collecting such Returned Accounts Receivable;

     (h) to the extent transferable, all Licenses and Permits relating to the conduct of the Business;

     (i) all goodwill (including, without limitation, all goodwill associated with the Assigned Purchase Orders) and going concern value of the Business;

     (j) to the extent transferable, all guarantees, warranties, indemnities and similar rights from third parties in favor of any Seller with respect to any Acquired Asset and all letters of credit and performance bonds issued to the extent the Business is a beneficiary; and


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     (k) all other assets set forth on Schedule 1.1(k) hereto.

     Buyer shall also acquire, for the cash sum of $10,000, all of ZetaPharm's right, title and interest in and to all trade names, corporate names, logos, URLs and other network and email identifiers, trade dress, trademarks and service marks, brand names and all registrations and applications therefore associated with the name "ZetaPharm" pursuant to the ZetaPharm Name Purchase Agreement attached as Exhibit D.

     1.2. Excluded Assets. Notwithstanding anything herein to the contrary, it is expressly agreed that the Sellers will retain, and Buyer will not acquire, the following assets (collectively, the "Excluded Assets"):

     (a) Non-Business Assets. Any assets owned or utilized by Hauser except those included in the Acquired Assets;

     (b) Owned Real Property. All real property owned by Hauser, including all improvements and facilities thereon;

     (c) Cash and Cash Equivalents. Cash and cash equivalents, including, without limitation, checking accounts, bank deposits, investments in "money market" funds, commercial paper funds, certificates of deposit, Treasury bills, in each case including any accrued interest thereon;

     (d) Causes of Action. All claims and causes of action of BIE and Hauser against third parties, including any claims and causes of action under sections 544 through 550 of the Bankruptcy Code, inclusive, except those causes of action included in the Acquired Assets;

     (e) Tax Losses, NOLS, Refunds and Credits. All losses, loss carry-forwards and rights to receive refunds, credits and loss carry-forwards with respect to any and all taxes of BIE and Hauser;

     (f) Insurance Contracts. Any contracts of insurance in respect of the Business, any reimbursement for, or other benefit associated with prepaid insurance, and any insurance proceeds thereof;

     (g) Intercompany Receivables. Any amounts owed to BIE by Hauser, HTS, or any other subsidiary of Hauser or any amounts owed to Hauser by BIE, HTS, or any other subsidiary of Hauser;

     (h) Transferred or Disposed Assets. Subject to Seller's compliance with
Section 4.3 hereof, any assets transferred or otherwise disposed of by the Sellers in the ordinary course of the Business prior to the Closing;

     (i) Hauser Name. The names "Hauser, Inc.," "Hauser," "Hauser Technical Services, Inc.," "Hauser Technical Services" or any related or similar trade names, trademarks, service marks, email addresses or logos to the extent the same incorporate the names "Hauser, Inc.," "Hauser," "Hauser Technical Services, Inc.," "Hauser Technical Services" or any variations or derivations thereof; and


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     (j) Excluded Accounts Receivable. The Excluded Pre-Closing Trade Accounts
Receivable listed on Schedule B and any Returned Accounts Receivable.

     (k) Other Assets. All assets set forth on Schedule 1.2(k).

     1.3. Assumed Liabilities.

     (a) In connection with the establishment of the Unsecured Creditor Fund described in Section 1.7, Buyer will assume and agree to partially pay, satisfy and discharge the amounts owing to (i) unsecured creditors of the Sellers, HTS and ZetaPharm (each, an "Eligible Unsecured Creditor") in respect of outstanding pre-petition claims, to the extent such claims become Allowed Claims, of such creditors set forth on Schedule 1.3(a)(i) (the "Unsecured Creditor Claims Schedule"), and (ii) certain professionals of the Sellers and the Sellers' estate (the "Seller Professionals") in respect of the outstanding pre-Closing Date fees and costs incurred by such Seller Professionals set forth on Schedule 1.3(a)(ii) (the "Seller Professional Fees Schedule"), up to the aggregate dollar amount set forth in such Schedules and only to the extent provided in this
Section 1.3 and Sections 1.7 and 1.8. The Unsecured Creditor Claims Schedule and the Seller Professional Fees Schedule shall set forth in columns, the name of each Eligible Unsecured Creditor and Seller Professional, respectively, and the corresponding amount owing to such party in respect of its pre-petition claim and pre-Closing Date fees and costs, respectively.

     (b) At the Closing, the Buyer will assume and agree to fully pay, satisfy, perform and discharge as the same shall become due all obligations and liabilities relating to the Assigned Purchase Orders that arise post-Closing ((a) and (b), the "Assumed Liabilities").

     (c) Except as expressly set forth in this Section 1.3 and the Unsecured Creditor Claims Schedule and the Seller Professional Fees Schedule, Buyer will not assume or otherwise be responsible at any time for any liability, obligation, Indebtedness, Contract or commitment of the Business, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including, but not limited to: (a) any liabilities, obligations, Indebtedness or commitments of the Business (i) incident to, arising out of or incurred with respect to this Agreement and the transactions contemplated hereby, (ii) which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of the Business, prior to the Closing, including, without limitation, any dispute, loss, cost, Claim, injury, liability or expense, including reasonable attorneys' fees, regardless of theory, relating to any accounts payable or Accounts Receivable outstanding as of the Closing, including the Pre-Closing Trade Accounts Receivable, and any events, acts or transactions underlying such accounts payable or Accounts Receivable, (iii) relating to or arising under any employee benefit plan, (iv) relating to any employees or former employees of the Sellers or any of their Subsidiaries (it being understood that Buyer shall have no obligation to hire or retain any employees of the Sellers or any of their Subsidiaries) or otherwise relating to salaries, wages, bonuses, severance or retention pay or benefits accruing, or relating to employment or termination from employment, on or prior to the Closing, (v) relating to or arising under any Environmental Law on or prior to the Closing; (b) any amounts, liabilities or obligations in respect of the amounts set forth on the Unsecured Creditor Claims Schedule that remain outstanding after giving effect to the provisions of Sections 1.7 and 1.8; or
(c) Taxes related to


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the Business or the Acquired Assets for all Tax periods (or portions thereof)
ending on or prior to the Closing (including any and all Taxes arising out of the transactions contemplated hereby) (collectively, the "Excluded Liabilities"). Sellers agree to retain each of the Excluded Liabilities as the same shall become due. Buyer's assumption of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against any of the Sellers had this Agreement not been consummated.

     1.4. Method of Conveyance. The sale, transfer, conveyance and assignment by Sellers of the Acquired Assets to Buyer in accordance with Section 1.1 hereof shall be effected on the Closing Date by the execution and delivery by the Sellers to Buyer of instruments of transfer including: (a) the bill of sale executed by Sellers in substantially the form of Exhibit A attached hereto (the "Bill of Sale"); (b) the Assignment and Assumption Agreement substantially in the form of Exhibit B attached hereto (the "Assignment and Assumption Agreement"); and (c) assignments of trademarks for the Seller Intellectual Property to be assigned to Buyer in substantially the form of Exhibit C attached hereto (the "Trademark Assignment Agreement"). At the Closing, all of the Acquired Assets shall, pursuant to Bankruptcy Court order, be transferred by the Sellers to Buyer free and clear of any and all Liens, Claims, Orders and Indebtedness (other than the Assumed Liabilities).

     1.5. Purchase Price. The purchase price ("Purchase Price") to be paid to the Sellers by Buyer for the Acquired Assets shall be:

     (a) a cash payment to the Sellers at Closing, by wire transfer of immediately available funds, of an amount equal to the sum of:

          (i) $4,580,207 for the Inventory at Closing, calculated in accordance with the methodology set forth on Schedule 1.5, and as adjusted up or down as of the Closing Date as provided in Section 1.6; plus

          (ii) $280,918 for the value of all of the prepaid Inventory as of the Closing Date, calculated in accordance with the methodology set forth on
     Schedule 1.5 and as adjusted up or down as of the Closing Date as provided in Section 1.6; plus

          (iii) 80% of $3,382,397 for the value in respect of all of the Pre-Closing Trade Accounts Receivable as of the Closing Date, calculated in accordance with the methodology set forth on Schedule 1.5 and as adjusted up or down on the Closing Date as provided in Section 1.6, (such total amount, the "Cash Consideration");

     (b) a monthly cash payment to the Sellers commencing the first calendar month after the Closing Date and every month thereafter, payable on or prior to the fifteen (15th) day of each such calendar month, equal to the aggregate amount of proceeds from the remaining 20% of the Pre-Closing Trade Accounts Receivable actually received by Buyer during the preceding month, and not attributable to the amount already paid to the Sellers as part of the Cash Consideration with respect to the Pre-Closing Trade Accounts Receivable (each such net amount, the "Pre-Closing Monthly Trade Accounts Receivable Consideration"). For avoidance of any doubt, all payments made by any Person owing a Pre-Closing Trade Accounts Receivable


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shall be considered to be payable (and shall be paid) to Buyer until such time as Buyer has collected from the Pre-Closing Trade Accounts Receivable an amount equal to the amount paid by Buyer to the Sellers under Section 1.5(iii) above, as may be adjusted pursuant to Section 1.6. After such time, all remaining payments made by any Person with respect to a Pre-Closing Trade Accounts Receivable shall be considered a payment with respect to the Pre-Closing Monthly Trade Accounts Receivable Consideration.

     (c) the assumption by Buyer of the Assumed Liabilities at Closing, including the establishment of the Unsecured Creditor Fund as set forth in
Section 1.7 and into which Buyer shall deposit Royalty Payments and/or Seller Distributions in accordance with Section 1.7 for the period between the Closing Date and June 30, 2004 (provided that any amount of the Royalty Payment in excess of $220,000 per month shall be paid by Buyer directly to the Sellers and shall not be required to be deposited into the Unsecured Creditor Fund), in the manner, at the times, and subject to the adjustments and exceptions set forth in Sections 1.7 and 1.8; and

     (d) the performance of collection services by Buyer with regard to the Pre-Closing Trade Accounts Receivable, at no cost to the Sellers as of the Closing, in accordance with Section 1.9.

     The Purchase Price shall be allocated in accordance with Section 1.10.

     1.6. Closing and Post-Closing Cash Consideration Adjustment. The parties acknowledge and agree that the Cash Consideration shall be subject to adjustment at Closing and following the Closing in accordance with this Section 1.6.

     (a) Closing Adjustment. The Cash Consideration set forth in Section 1.5 has been calculated based on the Inventory, prepaid Inventory and Pre-Closing Trade Accounts Receivable determined as of the month-end immediately prior to the signing of this Agreement. The parties acknowledge and agree that the Cash Consideration payable at Closing shall be adjusted based on the Inventory, prepaid Inventory and Pre-Closing Trade Accounts Receivable determined as of the month-end immediately prior to the Closing, based on the same methodology used in calculating the amounts shown in Section 1.5. The Sellers shall provide the Buyer with the calculation of such amounts and any information reasonably required to support such calculations at least 5 days prior to the Closing.

     (b) Post-Closing Adjustment. The Cash Consideration shall also be subject to adjustment after the Closing for any changes in the Inventory, prepaid Inventory and Pre-Closing Trade Accounts Receivable between the month-end prior to Closing and the Closing. Within 30 days of Closing, the Buyer shall provide the Sellers with the calculation of the Inventory, prepaid Inventory and Pre-Closing Trade Accounts Receivable as of the Closing, as well as any resulting adjustment in the Cash Consideration, whether up or down, together with any information reasonably required to support such calculations. Buyer and the Sellers shall promptly work together to resolve any disputes with respect to any post-Closing adjustment. To the extent necessary, the Sellers and their agents shall have reasonable access to Buyer's books and records upon reasonable notice for purposes of confirming and/or auditing Buyer's calculations. If any such dispute has not been resolved within fifteen (15) days after Buyer has notified the Sellers of any adjustment to the Cash Consideration, then the issues in dispute shall be submitted to


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Honorable Bankruptcy Judge Vincent Zurzolo, subject to his agreement, for mediation unless the Buyer and the Sellers otherwise agree. If Honorable Bankruptcy Judge Vincent Zurzolo does not agree to mediate or is otherwise unavailable, then the issues in dispute shall be submitted to a mutually acceptable, independent, nationally recognized public accounting firm. The accounting firm selected shall be jointly instructed by Buyer and the Sellers to finally determine the issues submitted to such accounting firm within thirty
(30) days after receiving the joint instruction and the determination by such accounting firm will be binding and conclusive on Buyer and the Sellers. The party whose position in respect of the appropriate Cash Consideration, as submitted to the accounting firm, is furthest from the result of the final determination, shall bear all of the fees, costs and expenses of the accounting firm incurred in connection with this Section 1.5.

     1.7. Unsecured Creditor Fund.

     (a) Establishment of Unsecured Creditor Fund. Subject to any rights of Wells Fargo under the stipulation described in Section 8.12 below, the Fund Trustee shall establish an account (the "Unsecured Creditor Fund") reserved for payment of the amounts set forth in the Unsecured Creditor Claims Schedule and the Seller Professional Fees Schedule, up to the aggregate dollar amount set forth in such Schedules and only to the extent and in the manner provided in this Section 1.7 and Section 1.8.

     (b) Funding of the Unsecured Creditor Fund. Subject to Section 1.8, as soon as reasonably practicable after the last day of each month, but in no event later than fifteen (15) days after the end of such month, for the period between the Closing Date and June 30, 2004, Buyer shall deposit the Royalty Payments (pro-rated as necessary for the first month that contains the Closing Date) into the Unsecured Creditor Fund. Subject to Section 1.8 below, any amount of the Royalty Payment in excess of $220,000 per month shall be paid by Buyer directly to the Sellers and shall not be deposited into the Unsecured Creditor Fund. In the event that Buyer or Zatpack is entitled to receive a distribution from the Sellers in respect of Buyer's or Zatpack's unsecured claims against the Sellers prior to June 30, 2004 (a "Seller Distribution"), subject to any rights of Wells Fargo under the stipulation described in Section 8.12 below, such Seller Distribution shall be deposited into the Unsecured Creditor Fund by the Sellers in lieu of Buyer making minimum Royalty Payments of equivalent amount to the extent that any Royalty Payments remain unpaid. To the extent that Seller Distributions are deposited into the Unsecured Creditor Fund in lieu of Royalty Payments for any period and the actual Royalty Payment for that period is later determined to be higher than the amount paid to the Unsecured Creditor Fund, Buyer, subject to any rights of Wells Fargo under the stipulation described in
Section 8.12 below, will pay to the Unsecured Creditor Fund any difference between the actual Royalty Payment owed and the amount deposited as Seller Distributions, subject to the maximum cap of $220,000 per month.

     (c) Administration and Disbursements.

          (i) The Unsecured Creditor Fund shall be administered by a third party mutually acceptable to Buyer and the Creditors Committee (the "Fund Trustee"). The Creditors Committee shall propose one or more qualified candidates for the Fund Trustee, which Buyer may in its sole discretion accept or reject. If the Creditors Committee and the Buyer cannot agree on the Fund Trustee, the Bankruptcy Court or the


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     Honorable Bankruptcy Judge Vincent Zurzolo shall determine the Fund
     Trustee. The Fund Trustee shall not make any distributions from the Unsecured Creditor Fund, except as provided in Section 1.7(c)(ii) below, until the Hauser Plan has been confirmed by the Bankruptcy Court, and all such distributions shall be made in accordance with this Agreement and the Hauser Plan.

          (ii) Following payment of the applicable Royalty Payments and/or Seller Distributions to the Unsecured Creditor Fund, the Fund Trustee shall disburse the first two Royalty Payments and/or Seller Distributions from the Unsecured Creditor Fund to the Seller Professionals to the extent that the Seller Professionals have unpaid claims with respect to services provided to the Sellers or the Creditors Committee with respect to the bankruptcy of the Sellers. Payments shall be first distributed on a pro rata basis to those Seller Professionals who have not received any payments as of the Closing Date until all Seller Professionals have received payments (regardless of service and including (A) payments previously made by or on behalf of the Sellers from retainers and (B) retainers still held by such Seller Professionals) for an equal percentage of fees and costs incurred in connection with the Chapter 11 Case, whether paid from the Unsecured Creditor Fund or otherwise, and thereafter distributed on a pro rata basis among the Seller Professionals; and

          (iii) Following confirmation of the Hauser Plan and upon receipt of each Royalty Payment and/or Seller Distribution thereafter, the Fund Trustee, subject to Section 1.8 and any rights of Wells Fargo under the stipulation described in Section 8.12 below, shall make disbursements from the Unsecured Creditor Fund to each Eligible Unsecured Creditor on a pro rata basis in respect of the amounts set forth in the Unsecured Creditor Claims Schedule, to the extent such claims become Allowed Claims, in which each Eligible Unsecured Creditor shall receive a disbursement equal to the result obtained by multiplying the aggregate dollar amount in the Unsecured Creditor Fund as of the applicable disbursement date by a fraction, the numerator of which shall be the aggregate dollar amount of such Eligible Unsecured Creditor's Allowed Claim and the denominator of which shall be the aggregate dollar amount of the amounts set forth in the Unsecured Creditor Claims Schedule. Each such disbursement shall be in full satisfaction of the Sellers' obligation to such creditor to the extent of the disbursement received. No Eligible Unsecured Creditor shall receive payments from the Unsecured Creditor Fund in an amount greater than 100% of its Allowed Claim.

     (d) Acknowledgements; Treatment of Buyer and Zatpack. The Sellers acknowledge and agree that (i) as set forth in the Unsecured Creditor Claims Schedule, Hauser is indebted to (A) Buyer in the amount of $2,073,729 and indebtedness with respect to rights of indemnity, contribution or reimbursement for actual losses incurred as a result of Buyer's performance of purchasing, billing and collection services on the Sellers' behalf (but not including the purchasing, billing and collection costs incurred by Buyer for such services), including without limitation any amounts paid or attributable to amounts collected by Buyer on the Sellers' behalf in connection with that certain preference action styled Global Health Services Inc. v. Zuellig Botanicals, Inc., d/b/a BI Nutraceuticals, Case No. 01-10663 RA, Adv. No. 03-01219 RA (Bankr. C.D. Cal.) and any actual out-of-pocket expenditures incurred by Buyer to satisfy invoices of the Business as of the Closing Date (collectively "Buyer Debt"), and


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to (B) Zatpack in the amount of $3,000,000 plus unpaid accrued interest through the Petition Date pursuant that certain 6 1/2 Senior Subordinated Note Due 2003, dated October 11, 2000, made by Hauser in favor of Zatpack (the "Zatpack Note");
(ii) that Buyer and Zatpack shall participate in the Unsecured Creditor Fund as Eligible Unsecured Creditors to the full extent of the amounts specified in (i); and (iii) as of the date of this Agreement, Buyer and ZGNA hold of record 1,204,955 and 988,471 shares of common stock of Hauser, respectively, provided, that any payments that Zatpack is otherwise entitled to receive from the Unsecured Creditor Fund shall not be paid to Zatpack but instead distributed from the Unsecured Creditor Fund in favor of Eligible Unsecured Creditors who are trade creditors of the Business, on a pro rata basis. As set forth in
Section 8.11, certain of these Eligible Unsecured Creditors shall provide to Buyer a covenant not to sue, substantially in the form of Exhibit E, in exchange for, and as a condition to, the credit of such payments. Such covenants shall be rendered null and void to the extent and for the reasons set forth in the form the covenant not to sue attached as Exhibit E. For avoidance of doubt, nothing in such covenant shall affect the rights of an Eligible Unsecured Creditor to participate in any distribution from the Sellers' bankruptcy estates on account of any unpaid portion of the amount owing to such Eligible Unsecured Creditor under the Unsecured Creditor Claims Schedule, to the extent such claims become Allowed Claims. Nothing in this Agreement shall prohibit Buyer, Zatpack and ZGNA, from ranking pari passu with other unsecured creditors or stockholders, as the case may be, of the Sellers for all other purposes, including with respect to any other proceeds or distributions from Sellers' bankruptcy estates. The Buyer acknowledges that it shall not offset against the Royalty Payments or any Seller Distributions any indemnification claims or other claims it or any of its Affiliates may have against the Sellers or any of its Subsidiaries or any other Person pursuant to this Agreement or otherwise.

     (e) Accounting and Audit Rights. As soon as reasonably practicable after each deposit of the Royalty Payment in the Unsecured Creditor Fund, Buyer shall deliver to the Sellers and the Creditors Committee an accounting or statement, prepared by Buyer's independent accountants, showing the calculation of the Royalty Payment. The Sellers and the Fund Trustee shall have the right to cause an independent accounting firm of national reputation, mutually acceptable to each of them, to audit the calculation of the Royalty Payment, and all related financial information, which right shall be exercisable by them and commenced once during the period beginning on the Closing Date and ending 45 days after the payment of the final Royalty Payment. The costs of the independent accounting firm shall be borne by the Sellers and the Unsecured Creditor Fund; provided that if it is determined that the aggregate amount of Royalty Payments due to the Sellers and the Unsecured Creditor Fund was 5% or more than what was actually paid by Buyer, then Buyer shall pay the costs of the independent accounting firm. The Buyer shall reasonably cooperate with any such audit provided that any information made available in connection with the audit shall be subject to reasonable confidentiality provisions to be negotiated in good faith among the parties.

     1.8. Application of Certain Royalty Payments. In the event that after the payment of the sixth Royalty Payment Wells Fargo has not received at least $7.7 million in repayment of amounts owed to Wells Fargo by Hauser (not including proceeds from the sale of the Sellers' real estate assets), Buyer shall pay directly to Wells Fargo all or a portion of the Royalty Payments (in lieu of depositing into the Unsecured Creditor Fund) commencing with the seventh Royalty Payment until June 30, 2004, plus any monthly Royalty Payments in excess of $220,000 otherwise payable directly to the Sellers, as may be necessary to pay down $7.7 million of the


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Sellers' obligations to Wells Fargo pursuant to the Wells Fargo Loan Documents.
At such time as Wells Fargo has received $7.7 million (not including proceeds from the sale of the Sellers' real estate assets), all remaining Royalty Payments shall be paid to the Unsecured Creditor Fund or to the Sellers, as the case may be, as provided under Section 1.7.

     1.9. Collection Services.

     (a) Buyer agrees to perform collection services on behalf of the Sellers with respect to the Pre-Closing Trade Accounts Receivable, at no cost to the Sellers from the Closing Date until that date which is 120 days after the Closing, or such earlier time as all Pre-Closing Accounts Receivable have been collected or written off as uncollectible by the Sellers (the "Collection Period"). Upon the termination of the Collection Period, any Pre-Closing Trade Accounts Receivable not collected by Buyer shall be returned (the "Returned Accounts Receivable") to the Sellers provided that Buyer has collected Pre-Closing Trade Accounts Receivable in an amount equal to the amount paid by Buyer to the Sellers under Section 1.5(iii) above, as may be adjusted pursuant to Section 1.6. Following such return of any Returned Accounts Receivable, Buyer shall have no further obligation to the Sellers with respect to the Pre-Closing Trade Accounts Receivable.

     (b) Buyer will conduct its duties in connection with such services in a manner consistent with its current practices. Buyer shall have the right to control and determine the method and means of performing said services; the Sellers shall have the general right of inspection and supervision in order to secure the satisfactory completion of such services. Buyer's obligation to provide such services is contingent upon the Sellers providing any information or instruction, upon Buyer's request and within a reasonable time, that in Buyer's reasonable business judgment is necessary to enable Buyer to perform such services. Buyer will not be obligated to perform or cause to be performed such services in a volume or quantity that substantially exceeds the volumes or quantities of such services currently performed on behalf of the Sellers. Buyer makes no warranties, express or implied, as to any service provided hereunder, except as expressly provided herein. Without limiting any representation or warranty as expressly provided herein, Buyer specifically disclaims any and all implied warranties, including without limitation, any implied warranties or merchantability, fitness for a particular purpose, or title or non-infringement.

     (c) Buyer and the Sellers intend Buyer to be an independent contractor in the performance of the services hereunder. Buyer is not an employee, agent, partner, or joint venturer of or with any of the Sellers, including for state or federal tax purposes. All personnel employed, engaged or otherwise furnished by Buyer in connection with the rendering of such services will be Buyer's employees, agents or subcontractors, as the case may be, and for no purpose will be construed to be an employee of any of the Sellers.

     (d) Concurrently with the payments to be made by Buyer pursuant to Section 1.5(b), Buyer shall deliver to the Sellers (with a copy to the Creditors Committee) an accounting or statement, certified by an officer of Buyer, showing an aging with respect to the Pre-Closing Trade Accounts Receivable and all collections received by Buyer for the prior thirty days from any party owing a Pre-Closing Trade Accounts Receivable.

     1.10. Allocation of Purchase Price. The Sellers and Buyer agree to allocate the aggregate Purchase Price to be paid for the Acquired Assets in accordance with Schedule 1060 of the Code and corresponding regulations, and as set forth in Schedule 1.10. The Sellers and Buyer covenant and agree to file and to cause their respective Affiliates to file, all Tax Returns consistent with such allocation and that they further covenant and agree not to take any position before any Authority or in any judicial proceeding that is in any way inconsistent with such allocation.

     1.11. Hauser Plan. The Sellers agree to amend their currently filed Chapter 11 plan of reorganization and disclosure statement to provide for a plan of reorganization, as soon as reasonably practicable, that contains terms which are consistent with the plan summary set forth on Exhibit M (the "Hauser Plan"). Buyer, the Creditors Committee, Wells Fargo and the Sellers agree to support the Hauser Plan as set forth in the plan summary set forth on Exhibit M and to negotiate in good faith to finalize a final form of the Hauser Plan that will be acceptable to the Buyer, Zatpack, the Sellers and the Creditors Committee.

     1.12. Rosemary License.

     (a) The Sellers hereby grant to Buyer a fully paid-up, royalty-free, perpetual, worldwide exclusive license for Rosemary products or extracts within the dietary supplement industry to develop, make, have made, use, offer for sale, market, use, distribute, sell, lease, import, export or otherwise exploit, any Rosemary Intellectual Property used in or useful for the conduct of the dietary supplement line of the Rosemary portion of the Business (the "Rosemary License").

     (b) The Sellers (or any transferee-licensor of the Rosemary License) shall prepare, file, prosecute, and otherwise maintain all of the Rosemary Intellectual Property underlying the Rosemary License and shall notify Buyer in writing if the Sellers (or any transferee-licensor of the Rosemary License) wish to discontinue further filing, prosecution or maintenance of any Rosemary Intellectual Property underlying the Rosemary License (the "Abandoned Intellectual Property"). Such notice shall be provided at least 60 days prior to the expiration of any deadline affecting the Sellers' continued rights in such Abandoned Intellectual Property. Upon notice from the Sellers (or any transferee-licensor of the Rosemary License) Buyer shall have the right to have the Abandoned Intellectual Property assigned to Buyer.

     (c) Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement or alleged infringement of the Rosemary Intellectual Property underlying the Rosemary License.

     (d) The Sellers shall have the right to sell, assign or otherwise transfer any or all of their respective rights, title and interests in or to the Rosemary License and/or the Rosemary Intellectual Property underlying the Rosemary License without the prior written consent of Buyer, including any sale, assignment or transfer by virtue of any liquidation plan, merger, consolidation, sale of all or substantially all of the assets of any of the Sellers or any merger, consolidation, or similar transaction in which more than 50% of any of the Seller's voting securities are transferred, so long as Buyer's rights under the Rosemary License continue in effect without any adverse change after such sale, assignment or other transfer; provided, however, that Buyer shall have a right of first refusal with respect to any such sale, assignment or transfer if the proposed purchaser, transferee or assignee of the Rosemary License and/or the Rosemary Intellectual Property underlying the Rosemary License is a competitor of Buyer or its Affiliates. For purposes of this Section 1.12(d), Naturex and RFI shall not be deemed to be competitors of Buyer.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                    -----------------------------------------

     Each Seller jointly and severally represents and warrants to Buyer as follows:

     2.1. Organization and Good Standing. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and subject to compliance with applicable provisions of the Bankruptcy Code, with corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Except as set forth on Schedule 2.1, each of the Sellers is duly qualified or licensed to do business and is in corporate good standing in every jurisdiction in which the conduct of their business or the ownership or lease of their properties, require it to be so qualified or licensed and where the failure to be qualified or licensed will not have a Material Adverse Effect.

     2.2. Power and Authority. Each of the Sellers, subject to the entry of the Sales Procedures Order, the enforceability of which is not stayed, has full power and authority to enter into this Agreement and the agreements contemplated hereby to which it is a party and, subject to the entry of the Asset Sale Order, the enforceability of which is not stayed, to consummate the transactions contemplated hereby and thereby. All corporate proceedings and corporate actions on the part of the Sellers required by law and by their charter documents and bylaws to authorize the execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly taken, and no other corporate proceedings on the part of the Sellers are necessary to authorize this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby. Subject to the entry of the Asset Sale Order, the enforceability of which is not stayed, this Agreement and all other agreements contemplated hereby to be entered into by the Sellers each constitutes a legal, valid and binding obligation of the Sellers, enforceable against each of them in accordance with its terms. Subject to the entry of the Sales Procedure Order, the enforceability of which is not stayed, the Sellers have full power and authority to pay to Buyer the Break-Up Fee pursuant to the Sales Procedures Provisions and Section 11.3 hereof without further Order of the Bankruptcy Court.

     2.3. No Violation; Certain Restrictive Contracts.

     (a) Except as set forth in Schedule 2.3(a) hereto, the execution, delivery and performance by the Sellers of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Sellers, do not and will not, conflict with or result in a breach of the terms, conditions or provisions of, constitute a default or event of default under (whether with or without due notice, the passage of time or both), result in the creation of any Lien, Claim or Order upon the Acquired Assets or

Assumed Liabilities pursuant to, give any third party the right to modify, terminate or accelerate any obligation under, result in a violation of, or require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, (i) the charters or bylaws of any of the Sellers, (ii) any Permit, (iii) any applicable Regulation or Order, or (iv) any Contract, to which any of the Sellers, the Acquired Assets, the Assumed Liabilities or the Business is subject; provided, however, that with respect to each of clauses (ii) and (iv), except as would not constitute a Material Adverse Effect. The Sellers have complied in all material respects with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby, and the transactions contemplated hereby and thereby.

     (b) Except as set forth in Schedule 2.3(b) hereto, none of the Sellers is a party to any written or oral: (i) Contract relating to the mortgaging, pledging or otherwise placing a Lien on any of the Acquired Assets (except for the Wells Fargo Loan Documents and the cash collateral stipulation and cash collateral orders approved by the Bankruptcy Court); (ii) Contract pursuant to which Buyer will, upon the consummation of the transactions contemplated by this Agreement and by the agreements contemplated hereby, become the lessor of, or permits any third party to hold or operate, any property, real or personal, owned or controlled by the Sellers related to the Acquired Assets or Business; or (iii) Contract or non-competition provision in any Contract which, upon the consummation of the transactions contemplated by this Agreement and by the agreements contemplated hereby, would prohibit Buyer from freely engaging in any aspect of the Business or competing anywhere in the world.

     2.4. Absence of Certain Changes. Except as set forth on Schedule 2.4, since December 31, 2002, other than the commencement of the Chapter 11 Case, the Business has not experienced any (a) developments or changes prior to the date of this Agreement which would have a Material Adverse Effect; (b) entry into any material Contract not in the ordinary course of business; (c) capital expenditure or commitment therefore, except in the ordinary course of business consistent with past practice and, in the aggregate, in excess of $100,000; (d) change in accounting methods or principles, other than those arising from changes in GAAP, any write-down, write up or revaluation of any of the Acquired Assets or Assumed Liabilities except depreciation accounted for in the ordinary course of business and write-downs of inventory which reflect the lower of cost or market and which are in the ordinary course of business and in accordance with GAAP; (e) sale, assignment, transfer, lease, license or otherwise placement of a Lien (except for Permitted Liens) on any of the Acquired Assets, including without limitation, the Seller Intellectual Property and the Rosemary License, except in the ordinary course of business consistent with past practice, or cancellation or waiver of any material Indebtedness or Claims; (f) disclosure of any confidential information to any Person or abandoned or permitted to lapse any of Seller Intellectual Property or any of the Rosemary Intellectual Property underlying the Rosemary License; or (g) damage, destruction, loss (whether or not covered by insurance) which has had or is reasonably likely to have a Material Adverse Effect; or (h) agreement, whether orally or in writing, to do any of the foregoing.

     2.5. Purchase Orders.

     (a) Schedule 2.5(a) hereto sets forth a list of all customer purchase orders for the products or services of the Business with terms or obligations reasonably expected to extend beyond the Closing that shall be assumed by Buyer as part of the Acquired Assets (the "Assigned Purchase Orders"). To the Knowledge of the Sellers, each Assigned Purchase Order is a legal, valid and binding agreement of the applicable Seller party to such agreement, enforceable in accordance with its terms and is in full force and effect. The Sellers have delivered to Buyer, copies of which are true and complete in all material respects, of all the Assigned Purchase Orders in their possession (and, in the case of oral agreements, if any, written summaries thereof).

     (b) Except as set forth on Schedule 2.5(b) hereto, to the Knowledge of the Sellers, each Seller party to an Assigned Purchase Order has performed, in all material respects, all obligations required to be performed by it and is not in default in any material respect under or in material breach of nor in receipt of any Claim of material default or material breach under any Assigned Purchase Order; to the Knowledge of the Sellers, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of material non-compliance under any Assigned Purchase Order; such Seller does not have any present expectation or intention of not fully performing all such obligations; and such Seller is not aware of any material breach or anticipated material breach by the other Persons with respect to any such Assigned Purchase Order.

     2.6. Title.

     (a) Except as set forth in Schedule 2.6 hereto, the Sellers own all right, title and interest in and to, and have good, valid and marketable title to, the Acquired Assets, free and clear of any Indebtedness and Liens, except Permitted Liens. At Closing and subject to receipt of Bankruptcy Court approval, the Sellers shall convey to Buyer good and marketable title to the Acquired Assets, free and clear of any Indebtedness and Liens.

     (b) The Acquired Assets constitute all of the assets necessary for the conduct of the Business and do not constitute any assets not related to the Business.

     (c) Except as set forth on Schedule 2.6, no Person, other than the Sellers, has any right to the use or possession of any of the Acquired Assets.

     2.7. Litigation.

     (a) Schedule 2.7(a) sets forth a list, which is complete and accurate in all material respects, of all Claims and Orders involving the Business for which final and non-appealable resolutions of such matters have not been reached and/or which matters have not been fully completed and satisfied. Except as set forth in Schedule 2.7(a) , there is no Claim or Order pending or, to the Knowledge of the Sellers, threatened against the Business or that is reasonably likely to have a Material Adverse Effect, nor to the Knowledge of the Sellers, is there any reasonable basis therefor. Except as set forth on Schedule 2.7(a), the Sellers are fully insured with respect to each of the matters set forth on
Schedule 2.7(a) and the Sellers have not received any opinion or a memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or obligations which are reasonably likely to have a Material Adverse Effect.

     (b) To the Knowledge of the Sellers (after reasonable inquiry of the Sellers' counsel, officers and directors), Schedule 2.7(b) sets forth a list, which is complete and accurate, of all Persons who have contacted, orally or in writing, any of the Sellers, the Sellers' counsel, or any officer or director of any of the Sellers, regarding potential stockholder Claims against any of the Sellers, any of their respective officers or directors or Affiliates, or Buyer or any of its Affiliates, and a description of the nature of such potential Claim.

     2.8. Tax Matters. Except as set forth in Schedule 2.8, the Sellers have timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, the Business or the Acquired Assets on or prior to the Closing Date. There are no charges, liens, encumbrances or adverse claims for Taxes upon any of the Acquired Assets.

     2.9. Compliance with Law. Except as set forth on Schedule 2.9, the Business, including its operations, practices, processes, products and services and all other aspects of the Business, has been operated in compliance, in all material respects, with all applicable Regulations and Orders. There are no Claims pending, or to the Knowledge of the Sellers, threatened, nor has any of the Sellers received any notice, written or oral, regarding any violations of any Regulations or Orders enforced by any Authority which, if decided adversely to the Sellers, would be reasonably likely to have a Material Adverse Effect.

     2.10. Intellectual Property.

     (a) Schedule 2.10(a) sets forth a complete and accurate list of all: (1) Intellectual Property used, held for use or proposed to be used in the Business;
(2) oral and written licenses, sublicenses and other agreements to use, access or otherwise related to Seller Intellectual Property and all other Intellectual Property used, held for use or proposed to be used in the Business; and (3) all worldwide applications and registrations for Seller Registered Intellectual Property. There is no other Intellectual Property owned by any of the Sellers or used by any of the Sellers in the Business other than as set forth on Schedule 2.10(a).

     (b) Except as set forth on Schedule 2.10(b), each Seller owns and possesses full, legally enforceable rights to use, sell, transfer, and assign all Seller Intellectual Property, free and clear of conditions, adverse claims or other restrictions or any requirement of any past, present or future royalty payments.

     (c) Except as set forth on Schedule 2.10(c), there is not pending in any forum (or, to the knowledge of any of the Sellers, threatened) any assertion or claim: (i) challenging the validity, enforceability, ownership, scope or effectiveness of, or contesting such Seller's rights with respect to, any Seller Intellectual Property or any Rosemary Intellectual Property underlying the Rosemary License, (ii) challenging such Seller's rights to use any Seller Intellectual Property or any Rosemary Intellectual Property underlying the Rosemary License or the enforceability of any agreements or arrangements relating thereto, or (iii) asserting that such Seller's use or exploitation of any Seller Intellectual Property or any Rosemary Intellectual Property underlying the Rosemary License infringes upon, misappropriates, violates or conflicts in any way with the rights (including, without limitation, rights in Seller Intellectual Property, rights of privacy, rights of publicity and rights in personal and other data) of any person; and, in each case, to the

Knowledge of the Sellers, there are no grounds for any such assertion or claim. The Sellers are not and have not been a party to any suit, action or proceeding which involves a claim of infringement, breach or misappropriation of any Seller Intellectual Property or any Rosemary Intellectual Property underlying the Rosemary License of any person and have not brought any action, suit or proceeding against any person for infringement or misappropriation of, or breach of any license or agreement involving, any Seller Intellectual Property.

     (d) To the Knowledge of the Sellers, there are no unauthorized uses, disclosures, infringements, or misappropriations by any person of any Seller Intellectual Property or any Rosemary Intellectual Property underlying the Rosemary License and the Sellers have not entered into (i) any agreement to indemnify any other person against any charge of infringement, breach or misappropriation of any person's rights in Seller Intellectual Property or any Rosemary Intellectual Property underlying the Rosemary License, or (ii) any agreement granting any person the right to bring infringement or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any Seller Intellectual Property or any Rosemary Intellectual Property underlying the Rosemary License.

     2.11. Warranties. Schedule 2.11 hereto sets forth a list, which is complete and accurate, of all material existing, and, to the Knowledge of the Sellers, potential Claims under or pursuant to any warranty or guarantee, whether expressed or implied, on products or services related to the Business sold prior to the Closing (other than warranty or product replacement claims in the ordinary course of business not material in amount or significance). Schedule
2.11 identifies the nature of the warranty Claim, the status of the Claim and the approximate dollar value of the Claim. To the Knowledge of the Sellers, there is no reason to expect an increase in warranty Claims in the future based upon the Business as presently conducted. All of the products sold and services rendered by the Business (whether directly or indirectly through distributors, marketers, independent contractors, or the like) have been performed in conformity, in all material respects, with all expressed or implied warranties and with all applicable contractual commitments, and, except as set forth on
Schedule 2.11, none of the Sellers has any liability for replacement or for other damages relating to or arising from any such products or services.

     2.12. Products Liability. Except as set forth in Schedule 2.12 hereto, (a) there has been no material Claim against or involving any of the Sellers or concerning any Acquired Asset manufactured, shipped, sold or delivered by or on behalf of the Business relating to or resulting from an alleged defect in design, manufacturing, materials, process, or workmanship or any alleged failure to warn, or any alleged breach of implied warranties or representations (other than warranty or product replacement claims in the ordinary course of business not material in amount or significance), and, to the Knowledge of the Sellers, none has been threatened nor is there any valid basis for any such Claim; (b) there has not been any Occurrence; and (c) there has not been any Recall conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of the Business, or any notice, whether oral or written, received by any of the Sellers from any Authority of any investigation or consideration of or decision made by any Person or Authority concerning whether to undertake or not undertake, any Recall (other than warranty or product replacement claims in the ordinary course of business not material in amount or significance). No Seller has received notice, whether oral or written, from any Authority to the effect that any of the manufacturing standards applied, testing procedures used, and product specifications and labels disclosed to customers of the Business have not complied with all requirements established by any applicable Regulation or Order of any Authority.

     2.13. Insurance. Schedule 2.13 contains a list, which is complete and accurate, of the insurance policies maintained by the Sellers in connection with the Business. The Sellers currently maintain sufficient insurance coverage to protect the Business and the full replacement value of the Acquired Assets. All of such policies are in full force and effect and the Sellers are not in material default of any provision thereof.

     2.14. Accounts Receivable. Schedule 2.14(a) sets forth a listing showing aging by customer of the Accounts Receivable that are outstanding as of the date hereof. The Accounts Receivable reflected on the books and records of the Business on the date hereof are, to the Knowledge of the Sellers, collectible except to the extent reserved against thereon (which reserves have been determined based upon actual prior experience and GAAP and are consistent with prior practices). Except as set forth in Schedule 2.14(b), all such Accounts Receivable (including any deferred billing that is not yet invoiced) are valid, genuine and subsisting, arise out of bona fide transactions, and are not subject to defenses, deductions, set-offs, counterclaims or any allowances or credits on account of recalls, rejection or return of product (including for spoiled, damaged and/or outmoded goods). The Sellers have not accelerated or delayed collection of Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would otherwise have been collected other than in the ordinary course of business. Accounts Receivable with extended payment terms providing for payments over more than 90 days are carried at no greater than present value.

     2.15. Inventories. Except as set forth in Schedule 2.15, to the Knowledge of the Sellers, the Inventory (i) is usable and saleable in the ordinary course of business and does not include any items that are obsolete or discounted, except as adequately provided for in the Sellers' reserve for distressed or excess Inventory, (ii) is of consistent and merchantable quality, is fit for its intended purposes and, with respect to the finished goods Inventory, has been produced or manufactured in accordance with all applicable laws, orders and regulations, and (iii) is not being held by any Person on a consignment basis or is located off of the owned or leased properties of the Business. Except as set forth in Schedule 2.15 hereto, none of the Sellers is aware of any material adverse condition affecting the supply of materials available to the Business.

     2.16. Brokerage. There are no Claims for brokerage commissions, investment banking or finders' fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon any of the Sellers, the Acquired Assets or the Business.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

     Buyer represents and warrants to each of the Sellers as follows:

     3.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Buyer is duly qualified or licensed to do business and is in corporate good standing in every jurisdiction in which the conduct of its business or the ownership or lease of its properties, require it to be so qualified or licensed and where the failure to be qualified or licensed will not have a material adverse effect.

     3.2. Power and Authority. Buyer has full power and authority to enter into this Agreement and the agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Boards of Directors of Buyer and no other corporate proceedings on its part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to be entered into by Buyer each constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

     3.3. No Violation. The execution, delivery and performance by Buyer of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and will not, conflict with or result in a breach of the terms, conditions or provisions of, constitute a default or event of default under (whether with or without due notice, the passage of time or both), result in a violation of, or require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, (i) the charter or bylaws of Buyer, (ii) any Permit, (iii) any applicable Regulation or Order, or (iv) any Contract, to which Buyer or its properties are subject; provided, however, that with respect to each of clauses (ii) and (iv), except as would not have a material adverse effect on the Buyer or its business. Buyer has complied in all material respects with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement, the agreements contemplated hereby, and the transactions contemplated hereby and thereby.

     3.4. Brokerage. There are no Claims for brokerage commissions, investment banking or finders' fees or expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon Buyer.

     3.5. Financial Capacity. Subject to receipt of financing on terms specified in the commitment letter addressed to the Buyer from Wells Fargo (the "Wells Fargo Commitment Letter"), a true and accurate copy of which is attached as Exhibit J hereto, Buyer will have in hand sufficient cash necessary to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IV

                            COVENANTS OF THE SELLERS
                            ------------------------

     4.1. Bankruptcy Court Approval. Within four business days of the execution of this Agreement (the "Sale Motion Date"), the Sellers shall file a motion or motions (the "Sale Motion") in form and substance acceptable to Buyer, with the Bankruptcy Court pursuant to Sections 105(a), 363 and 365 of the Bankruptcy Code and Bankruptcy Rule 9019 (i) seeking entry of an order approving, among other things, the Sales Procedures Provisions, (ii) scheduling a hearing to approve this Agreement; and (iii) seeking entry of the Asset Sale Order, as soon as possible but no later than December 1, 2003 or forty-one (41) days after the Sale Motion Date.

     (a) The Sellers shall use their reasonable best efforts to cause the Bankruptcy Court to enter the Asset Sale Order.

     (b) The Sellers agree to use their reasonable best efforts to obtain Bankruptcy Court approval of the Asset Sale Order without any stay, modification, reversal or amendment adverse or unacceptable to Buyer. If any part of the Asset Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, reargument or stay shall be filed with respect thereto), each of the Sellers agrees to, and to cause each of its Affiliates to, take all steps, and use their reasonable best efforts, to defend against such appeal, petition or motion and to obtain an expedited resolution of such appeal.

     (c) The Sellers shall use their reasonable best efforts to cause the Bankruptcy Court to enter an order finding that any derivative stockholder Claims constitute the property of the bankruptcy estates of the Sellers.

     (d) At Closing, the Sellers shall deliver an executed stipulation (the "Dismissal Stipulation") in a form to be approved by the Bankruptcy Court and approved by Buyer dismissing with prejudice the adversary proceeding pending in the Bankruptcy Case and styled Botanicals International Extracts, Inc., et al.
v. Zuellig Botanicals, Inc., Adv. No. 03-01655 (the "Substantive Consolidation Claim"), and all underlying alleged claims and causes of action against Buyer and its Affiliates. The Sellers agree to extend the stay in respect of the Substantive Consolidation Claim, and all underlying alleged claims and causes of action against Buyer and its Affiliates, from the date hereof until the earlier of the termination of this Agreement by any party or the first business day after the Bankruptcy Court dismisses the Substantive Consolidation Claim and such order becomes a Final Order.

     (e) Consultation; Notification; No Conflict. Each of the Sellers shall, and shall cause each of its Subsidiaries to, (a) consult with Buyer, prior to its submission to the Bankruptcy Court, on the form and substance of all court submissions by any of the Sellers relating to this Agreement, and (b) simultaneously deliver, by overnight mail or same day courier, to Buyer copies of any and all pleadings, motions, notices, statements, schedules, applications, reports, proposed orders and other documents filed by Sellers or related to this Agreement, including, but not limited to, any objections to the approval of this Agreement, or the transfer, assumption or assignment of any Acquired Assets. Each of the Sellers further covenants and agrees that, to the extent this Agreement and the transactions contemplated hereby are approved by the Bankruptcy Court, the terms of any plan of reorganization or liquidation submitted by the Sellers or their Affiliates to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Buyer or its Affiliates hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated hereby, including, without limitation, any transaction that is contemplated by or approved pursuant to any Order.

     4.2. Operation of Business. Except as contemplated by this Agreement and to the extent not inconsistent with the Bankruptcy Code, and subject to any order or direction of the Bankruptcy Court, during the period from the date of this Agreement to the Closing Date or the termination of this Agreement, whichever is earlier, each of the Sellers shall conduct (and shall cause their Affiliates to conduct) the Business in the ordinary course of business consistent with past practice, and in compliance with applicable Regulations, and to the extent consistent therewith so as to preserve the value and integrity of the Business and the Acquired Assets, maintain in full force and effect the existence of all Seller Intellectual Property and take any and all actions necessary or reasonably useful to protect the Seller Intellectual Property, maintain or cause to be maintained in place insurance on the Business and the Acquired Assets (in amounts and types consistent with past practice), and use its best efforts to preserve the goodwill and organization of the Business and its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing Date or the termination of this Agreement, whichever is earlier, and subject to the requirements of the Bankruptcy Code, and any Orders entered by the Bankruptcy Court, each of the Sellers will not:

     (a) Mortgage or pledge any of the Acquired Assets or subject any Acquired Assets to any Lien other than Permitted Liens;

     (b) make any demands for the acceleration of payment of any accounts receivable of the Business, except in the ordinary course of business consistent with past practice;

     (c) take or omit to take any action that would require disclosure under
Article II, or that would otherwise result in a breach of any of the representations, warranties or covenants made by Seller in this Agreement or in any of the agreements contemplated hereby;

     (d) take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect;

     (e) unless agreed to by Buyer, cancel, release, waive or compromise any debt, Claim or right in its favor having a value in excess of $100,000 in the aggregate, other than in connection with returns of inventory for credit or replacement in the ordinary cause of business;

     (f) enter into any commitment or agreement, oral or written, to take any of the foregoing actions.

     From the date of this Agreement to the Closing Date or the termination of this Agreement, whichever is earlier, the Sellers shall promptly inform Buyer about any material matters concerning the Acquired Assets or the Business, including any matter that the Sellers reasonably believe would constitute a Material Adverse Effect, cause a material breach of any of the Sellers' representations, warranties or covenants under this Agreement, or cause the Sellers to be unable to fulfill the conditions to closing set forth in Article
IX. Buyer shall have five (5) business days from the earlier of (i) receipt of written notice from the Sellers completely and accurately describing such matters or (ii) Buyer's Knowledge of such matters to determine whether to terminate this Agreement or proceed to closing. If Buyer chooses to terminate, Buyer shall have no further liability to the Sellers under this Agreement and Sellers shall have no further obligations to Buyer under this Agreement. If Buyer chooses to proceed to closing, Buyer shall be deemed to have waived its right not to close or to indemnification with respect to such matters.

     From the date of this Agreement to the Closing Date, or the termination of this Agreement, whichever is earlier, the Sellers shall have three (3) business days after written presentation of a prospective order or inventory purchase request to determine whether to fulfill the order or request. If the Sellers do not notify Buyer to fill any such order or request on behalf of the Sellers within such period, the Sellers hereby grant a waiver of the Buyer's non-compete covenant to permit Buyer to fill any such order or request on Buyer's behalf and for Buyer's account, provided that Buyer shall divide equally with the Sellers the net margin received by Buyer with respect to any such orders or requests filled prior to the Closing Date. The Sellers' contact person with respect to such matters shall be Thomas Hanlon or, in the absence of Thomas Hanlon, Kenneth Cleveland. Net margin shall mean the sales price to the customer less any cost of goods sold, financing and freight costs, and any cash discounts or rebates taken.

     4.3. Full Access and Disclosure. The Sellers shall afford to Buyer and its counsel, accountants, agents and other authorized representatives reasonable access on reasonable notice during business hours to the Sellers' facilities, properties, books and records in order that Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Business. Each of the Sellers shall cause its respective officers, employees, counsel and auditors to furnish such additional financial and operating data and other information as Buyer shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of any of the Sellers or the Business.

     4.4. Non-Competition.

     (a) During the Restricted Period, each of the Sellers and each of their respective Affiliates (other than any Affiliate who is a director, officer, or employee of the Sellers or its Subsidiaries or is an individual or which is Kenneth Cleveland Associates, Inc. or Thomas Hanlon Associates), covenants and agrees not to, directly or indirectly, alone or as a partner, agent, member or stockholder of any Person, engage in any activity in the Restricted Area relating to the development, manufacture, marketing, distribution, or sale of botanical extracts, dietary and nutritional supplements, nutraceuticals and vitamins, which is directly or indirectly in competition with or intended to compete with the products or services of the Business, or which is directly or indirectly detrimental to the Business. The restrictions set forth in the previous sentence shall not apply to the current activities of the Sellers conducted at Hauser Park in Colorado as listed on Schedule 4.4, provided that such activities shall not include marketing, distribution or sales of competitive products. The "Restricted Period" shall mean five (5) years after the Closing. The "Restricted Area" shall mean the (i) the counties of Los Angeles and Orange, (ii) the state of California, (iii) the United States of America, and (iv) throughout the world (collectively, the "Locations"). Each of the Sellers acknowledges that the Business has been conducted by the Sellers throughout and outside the United States and the prohibited activities may be engaged in effectively from any location. The parties intend that the covenants in this Section 4.4(a) will be construed as a series of separate covenants, each consisting of the covenants in Section 4.4(a) for each of the Locations. Except for the Locations, all such separate covenants will be deemed identical.

     (b) Each of the Sellers recognizes and agrees that compliance with the covenants contained in this Section 4.4 is in furtherance of the sale of the Acquired Assets to Buyer, necessary to effectively protect the value of any goodwill of the Business so sold, and is reasonable for such purposes, and that a breach by any of the Sellers of any of the covenants set forth in this Section
4.4 could cause irreparable harm to Buyer, that Buyer's remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against such Seller, as the case may be, without the requirement that Buyer post a bond, in addition to any other rights and remedies which are available to Buyer.

     (c) If any particular provision of this Section 4.4 is adjudicated to be invalid or unenforceable, (i) each of the parties agrees that if such provisions would be valid or enforceable if some part or parts of them were deleted or the period or area of application reduced, the applicable restriction will apply with the modifications necessary to make it valid and enforceable, and (ii) such adjudication will apply only with respect to the operation of this Agreement in the particular jurisdiction in which the adjudication is made and the unenforceable covenant will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions of them) to be enforced.

     (d) The covenants and restrictions set forth in this Section 4.4 shall bind only the Sellers and shall not, and shall not be deemed to, bind any acquirer or purchaser of any assets of Hauser or BIE or of HTS or ZetaPharm. Buyer expressly agrees that the Sellers, HTS and ZetaPharm can sell its assets free and clear of the covenants, provisions and restrictions of this Section 4.4. The parties acknowledge and agree that HTS shall not be deemed to be in violation of the covenants and restrictions set forth in this Section 4.4 if HTS, in connection with the sale of its assets, receives equity interests in connection with the sale, provided that HTS does not hold, of record or beneficially, 20% or more of the equity or voting interests of such entity and HTS does not otherwise control, directly or indirectly, such entity.

     (e) Each of HTS and Zetapharm shall execute and deliver to Buyer at Closing the Non-Competition Agreement in the form of Exhibit F that is substantially similar to the provisions of this Section 4.4.

     4.5. Confidentiality. After the Closing Date, each of the Sellers agrees that it will keep confidential and shall use its best efforts to cause its Subsidiaries, and each of its and their officers, directors, employees and agents to keep confidential all of the proprietary information that is conveyed to Buyer as part of the Acquired Assets or is assigned as part of the Assumed Liabilities, including without limitation, for purposes of this Section 4.5, information about the Business' business plans and strategies, marketing ideas and concepts, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans and information, sales strategies, customer information, development plans, specifications, customer requirements, or other technical and business information, in each case, as such information relates to the Acquired Assets or Assumed Liabilities.

     4.6. Fulfillment of Conditions Precedent. Each of the Sellers shall use its reasonable best efforts to obtain at its expense all such waivers, Permits, consents, approvals, Orders or other authorizations from third Persons and Authorities, including without limitation from the Bankruptcy Court, and to do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement.

     4.7. Deliveries After Closing. From time to time after the Closing, at Buyer's request and without further consideration from Buyer, the Sellers shall and shall cause any of their respective Subsidiaries, as applicable, to execute and deliver such other instruments of conveyance and transfer and take such other action as Buyer reasonably may require to carry out the purposes and intent of this Agreement, including to convey, transfer to and vest in Buyer and to put Buyer in possession of any rights or property to be sold, conveyed, transferred and delivered hereunder. The Sellers further agree to remit any revenues or other dollar amounts, notices or documents received by any of the Sellers or their Subsidiaries in connection with the Assigned Purchase Orders or other Acquired Assets to Buyer within five (5) business days of the receipt thereof.

     4.8. Retention of Books and Records. Until the earlier of (i) all applicable Tax statutes of limitation (including periods of waiver) have expired, or (ii) the dissolution of the Sellers pursuant to the Hauser Plan or otherwise, each of the Sellers and each of their Subsidiaries shall, without charge to Buyer, (a) retain and, as Buyer may reasonably request, permit Buyer and its agents to inspect and copy, all original books, records and other documents and all electronically archived data not deliverable to Buyer at Closing related to the Acquired Assets and the Business and (b) make reasonably available to Buyer, the officers, directors, employees and agents of the Sellers and their respective Subsidiaries as long as they serve in such capacities at the time of such request. After the expiration of such period, the Sellers shall not destroy or dispose of or allow the destruction of or disposition of such books and records without first having offered in writing to deliver such books and records to Buyer. If Buyer fails to request such books and records within thirty (30) days after receipt of the notice described in the preceding sentence, each of the Sellers may dispose of the books and records.

     4.9. Notice of Transactions. Notice of this Agreement and notice of the Sale Motion and Asset Sale Order and the hearings therefore shall be duly and properly given by the Sellers by publication notice and by actual notice to all known creditors and known parties in interest in the Chapter 11 Case, including, but not limited to, any known parties holding consensual or nonconsensual Liens on the Acquired Assets, the non-Seller parties to the Assigned Purchase Orders being assumed pursuant to this Agreement, other customers of the Business, stockholders, employees, officers, directors, agents and applicable taxing and governmental authorities.

     4.10. Claims Against Buyer. Each of the Sellers covenants and agrees not to, directly or indirectly, encourage, incite, or cause any stockholder, officer, director, employee, or agent of any of the Sellers or their Subsidiaries to make a Claim against Buyer or any of its Affiliates, except that the Sellers on their behalf and on behalf of their respective bankruptcy estates may pursue claims or cause of actions of the Sellers under this Agreement or any agreements entered into in connection with this Agreement.

                                    ARTICLE V

                            TERMINATION AND RELEASES
                            ------------------------

     5.1. Non-Released Agreements. The releases set forth in this Article V shall apply to any and all obligations or claims under all other agreements or arrangements entered into between any of the Sellers or any of their Affiliates, on the one hand, and Buyer and any of its Affiliates, on the other, before the date of this Agreement (collectively, the "Released Agreements"); provided, however, that the Released Agreements shall not include (a) this Agreement and agreements entered into pursuant to this Agreement, (b) the Zatpack Note, (c) that certain Agreement Re: Purchase of ZetaPharm Inventory between Zeta Pharmaceuticals, Inc., and ZetaPharm, Inc., and (d) the Buyer Debt ((a), (b),
(c), and (d) collectively, the "Non-Released Agreements").

     5.2. The Sellers' Releases. Except for those obligations created by or arising out of the Non-Released Agreements, effective as of the Closing Date and provided that Buyer is the purchaser of the Acquired Assets, for valuable consideration, including the terms and conditions of this Agreement, the sufficiency of which is hereby acknowledged, each of the Sellers, on behalf of itself and its respective past, present, and future Affiliates, successors, predecessors, assignees, transferees, executors, administrators, trustees, members, directors, officers, shareholders, partners, principals, agents, employees, servants, attorneys and accountants (hereinafter "Seller Releasors") do hereby release and forever discharge Buyer and Buyer's past, present, and future Affiliates, successors, predecessors, assignees, transferors, executors, administrators, trustees, members, directors, officers, shareholders, partners, principals, agents, employees, servants, attorneys and accountants (hereinafter "Buyer Releasees"), of and from any and all past, present, and future claims, obligations, Unknown Claims, demands, and causes of action, including, without limitation, (i) claims alleging substantive consolidation, preference, breach of contract, breach of fiduciary duty, or defenses to the payment of debt, or (ii) claims arising from, related to, or in any way connected with their relationships (whether contractual, fiduciary or otherwise) with any of the Buyer Releasees, or any of the Released Agreements, which each owns or holds or has at any time heretofore owned or held as against each of the Buyer Releasees as of the Closing. Without limiting the foregoing, each of the Sellers acknowledges that the following entities are included among the Buyer Releasees:
ZGNA, Zatpack, Interpacific Holdings Company, and any other company or entity that was, is, or may become affiliated with these companies, and each of their respective directors, officers and employees.

     5.3. Buyer's Releases. Except for those obligations created by or arising out of the Non-Released Agreements, effective as of the Closing Date and provided that Buyer is the purchaser of the Acquired Assets, for valuable consideration, including the terms and conditions of this Agreement, the sufficiency of which is hereby acknowledged, the Buyer, on behalf of itself and its respective past, present, and future Affiliates, successors, predecessors, assignees, transferees, executors, administrators, trustees, members, directors, officers, shareholders, partners, principals, agents, employees, servants, attorneys and accountants (hereinafter "Buyer Releasors") do hereby release and forever discharge the Sellers and the Sellers' past, present, and future Affiliates, successors, predecessors, assignees, transferors, executors, administrators, trustees, members, directors, officers, shareholders, partners, principals, agents, employees, servants, attorneys and accountants (hereinafter "Seller Releasees"), of and from any and all past, present, and future claims, obligations, Unknown Claims, demands, and causes of action, including, without limitation, (i) claims alleging breach of contract, breach of fiduciary duty, or defenses to the payment of debt, (ii) claims asserting administrative expense priority, or (iii) claims arising from, related to, or in any way connected with their relationships (whether contractual, fiduciary or otherwise) with any of the Seller Releasees, or any of the Released Agreements, which each owns or holds or has at any time heretofore owned or held as against each of the Seller Releasees as of the Closing. Without limiting the foregoing, Buyer acknowledges that the following entities and persons are included among the Sellers Releasees: HTS and ZetaPharm and their respective directors, officers and employees.

     5.4. Additional Agreements.

     (a) Each of the Seller Releasors and Buyer Releasors may later discover facts in addition to or different from those which it now knows or believes to be true with respect to their respective released claims, but each of the Seller Releasors and Buyer Releasors acknowledges that, by virtue of the releases given in Sections 5.2 and 5.3, as applicable, including the release of Unknown Claims, it has finally and forever released and discharged any and all claims, demands, and causes of action, known or unknown, suspected or unsuspected, contingent or non-contingent, whether concealed or hidden, that now exist or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the later discovery or existence of such different or additional facts. Each of the Seller Releasors and Buyer Releasors acknowledges that it later may discover facts in addition to or different from those which it now believes to be true with respect to the subject matter of this release, but it agrees that it has taken that possibility into account in reaching the releases given in Sections 5.2 and 5.3, as applicable, and that such releases given shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts, as to which it expressly assumes the risk and that the releases nevertheless will be binding and effective. Notwithstanding any other provision of this Agreement, this release will not extend to any of the Seller Releasors' or Buyer Releasor's respective rights and obligations under the Non-Released Agreements.

     (b) Each of the Seller Releasors and Buyer Releasors agrees, except as required by law or court order, that it will not commence, maintain, initiate or prosecute or cause, encourage, assist, advise or cooperate with any other person or entity to commence, maintain, initiate or prosecute any action, suit, proceeding, arbitration or claim before any court or other tribunal (whether state, federal, arbitral or otherwise) against the Buyer Releasees or Seller Releasees, as applicable, arising from, concerned with, or otherwise related to, in whole or in part, any of the claims released hereunder.

     (c) The Sellers and Buyer hereby represent and warrant that each is the owner and/or has the full legal right and power completely to release each of the claims released by the Sellers on its own behalf and Buyer on its own behalf, as applicable, in this Agreement. The Sellers and Buyer each represents and warrants that it has neither assigned nor transferred, nor purported to assign or transfer, to any other person or entity any claim herein released by the

Sellers on its own behalf or Buyer on its own behalf, as applicable, or any portion of such claim or any interest therein.

     (d) Each of the Sellers acknowledges and agrees that the Cash Consideration, which represents a substantial premium over the liquidation value of the Inventory, the Royalty Payments, and the collection services to be provided by Buyer to the Sellers as set forth under Section 1.9 of this Agreement, represent fair and adequate compensation to the Sellers in exchange for the releases contemplated by this Article V.

     (e) Although this is not intended to be a general release, in the event that the releases given in Sections 5.2 and 5.3 are deemed to be a general release, the Sellers and Buyer each hereby expressly waives and relinquishes, to the fullest extent permitted by law, the provisions, rights and benefits of
Section 1542 of the California Civil Code, which provides as follows:

               "A general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     The Sellers and Buyer each expressly warrants that it has been advised by its legal counsel and understands and acknowledges the significance and consequence of these releases, of this specific waiver of Section 1542 of the California Civil Code and recognizes and understands that the same applies to and covers all claims described in this Article V whether or not known or suspected to exist at the present time.

     (f) Each of HTS and ZetaPharm on the one hand, and Buyer, ZGNA, and Zatpack on the other hand, shall execute and deliver to the other at Closing the release agreement in the form attached as Exhibit G (the "HTS/ZetaPharm Release").

     (g) Each of Zatpack and ZGNA shall execute and deliver to the Sellers at the Closing the release agreement in the form attached as Exhibit H (the "Zatpack/ZGNA Release").

     (h) Each of the officers and directors of the Sellers, on the one hand, and Buyer on the other hand, shall execute and deliver to the other at Closing the mutual releases in the form attached as Exhibit I (the "D&O Releases").

                                   ARTICLE VI

                                OTHER AGREEMENTS
                                ----------------

     6.1. Cooperation. During the period from the date of this Agreement until Closing, Buyer agrees to continue to perform management services on behalf of the Sellers, and the Sellers agree to pay for such services, in each case in the ordinary course of business, consistent with past practice.

     6.2. Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 8.4 or Section 9.4 hereof is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

     6.3. Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and the agreements contemplated hereby, and to cooperate with each other in connection with the foregoing.

     6.4. Access to Books and Records; Audit Rights. Following the Closing Date, the Buyer will permit the Sellers, and their authorized agents or representatives, including any accountants or other professionals, to have access to (and where reasonable, copies of) any books and records, or other documents, relating to the Business and the Acquired Assets transferred to Buyer until the earlier of three (3) years from the Closing Date, or (ii) the closing of the Chapter 11 Case, during normal business hours and upon reasonable notice, solely for purposes of (a) preparing Tax Returns, (b) defending against any third party claims, and (c) objecting to proofs of claims filed in the Chapter 11 Case and for other such purposes in as are reasonable and necessary for the administration of the Chapter 11 Case.

     6.5. Administration of Accounts; Customer Inquiries.

     (a) All payments and reimbursements made in the ordinary course of business by any third party in the name of or to Buyer or any Affiliate thereof in connection with or arising out of the Excluded Assets, the Excluded Liabilities or any businesses that are not the Business after the Closing Date shall be held by such person in trust for the benefit of the Sellers and, promptly upon receipt by such person of any such payment or reimbursement, such person shall pay over to Hauser the amount of such payment or reimbursement without right of set off.

     (b) All payments and reimbursements made in the ordinary course of business by any third party in the name of or to any of the Sellers or any Affiliate thereof in connection with or arising out of the Business or Acquired Assets after the Closing Date shall be held by such person in trust for the benefit of the Buyer and, promptly upon receipt by such person of any such payment or reimbursement, such person shall pay over to Buyer the amount of such payment or reimbursement without right of set off.

     (c) The Sellers shall promptly forward to Buyer any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Business or the Acquired Assets, including, without limitation, customer orders.

     (d) Buyer shall promptly forward to Hauser any mail (physical, electronic or otherwise), facsimile or telephone inquires of actual or potential clients, customers, suppliers and vendors of or relating to the Excluded Assets and any businesses that are not the Business, including, without limitation, customer orders.

     6.6. Public Announcements. Except for disclosures required to be made to the Bankruptcy Court in connection with the Bankruptcy Court Orders, the form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior written consent and approval of Buyer, which approval shall not be unreasonably withheld. No such press releases, public announcements or publicity statements shall be released by any of the Sellers without such prior consent. The Sellers shall provide Buyer with prior notice of and a reasonable opportunity to review and comment on any SEC filings with respect to this Agreement and the transactions contemplated hereby, and shall consider in good faith any comments made by Buyer prior to any filing.

     6.7. No Personal Liability. Buyer agrees that the representations, warranties and agreements made by the Sellers pursuant to this Agreement or in any other certificate, instrument, schedule, exhibit or document delivered or be delivered pursuant to this Agreement, except the D&O Releases, regardless of whether they were made with or without the knowledge of Kenneth Cleveland, Thomas Hanlon or any other individual listed in the definition of Knowledge of the Sellers, shall be limited in every respect to Mr. Cleveland, Mr. Hanlon and such other individuals solely in their capacities as officers, directors and employees of the Sellers and shall not expose, under any circumstances, Mr. Cleveland, Mr. Hanlon or any such other individual, or any other director of any of the Sellers, to any form of personal or individual liability for any reason whatsoever, including for any breach or default of any such representation, warranty or agreement.

                                   ARTICLE VII

                                   TAX MATTERS
                                   -----------

     7.1. Payment of Taxes.

     (a) The Sellers shall be responsible and liable for the timely payment of any and all Taxes imposed on or with respect to the Sellers, the Business or the Acquired Assets for all Pre-Closing Periods, including the portion of the taxable period ending on or prior to the Closing Date and ending after the Closing Date (the "Overlap Period") up to and including the Closing Date. For purposes of this Agreement, all Taxes and Tax liabilities with respect to the income, property or operations of the Business or the Acquired Assets that relate to the Overlap Period shall be apportioned between the Sellers and Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Sellers, as though the taxable year of the Sellers terminated at the close of business on the Closing Date.

     (b) Any stamp, transfer, documentary, sales and use, value added, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any transaction contemplated hereby (collectively, the "Transfer Taxes") shall be paid by the party primarily responsible for such particular Tax, and each party shall, at its own expense, properly file on a timely basis all necessary Tax Returns, reports, forms, and other documentation with respect to any such Transfer Tax and provide to the other party evidence of payment of such Transfer Taxes.

                                  ARTICLE VIII

                     CONDITIONS TO THE OBLIGATIONS OF BUYER
                     --------------------------------------

     Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Buyer (except for the condition set forth in Section 8.12, of which only Wells Fargo may waive in its sole discretion):

     8.1. Bankruptcy Court Approval. The Bankruptcy Court shall have entered orders satisfactory to Buyer, approving the sale of the Acquired Assets by the Sellers to Buyer, the assumption and assignment by the Sellers of the Assigned Purchase Orders to Buyer, and the Sale Procedures Provisions, each as contemplated by this Agreement, and such orders shall have become Final Orders. The Sellers shall have delivered to Buyer (i) a certified copy of the Asset Sale Order; and (ii) copies of all affidavits of service of Sellers' motion(s) seeking Bankruptcy Court approval of this Agreement, the Sale Procedures Provisions and/or other matters pertaining to this Agreement, or any notice(s) of such motions(s) filed by or on behalf of the Sellers in the Chapter 11 Case.

     8.2. Representations and Warranties; Performance. The representations and warranties of each of the Sellers contained in Article II and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, each of the Sellers, to Buyer, shall be true and correct in all material respects when made and on the Closing Date as though then made (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they were true in all material respects as of such date). Each of the Sellers shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; provided, however, the parties agree that there will be no failure of this condition based upon the falsity or incompleteness of any representation or warranty or the failure to perform or comply with an agreement, covenant or condition if, on the date of this Agreement, the Buyer Knowledge Group has Knowledge of such falsity or incompleteness of such representation or warranty or the failure of such agreement, covenant or condition or if the Buyer Knowledge Group has Knowledge of such falsity, incompleteness or failure after the date hereof but on or prior to the Closing Date and the Buyer has not terminated this Agreement prior to Closing in accordance with the second paragraph of Section 4.2.

     8.3. No Material Adverse Change. There shall have been no developments or changes since the date of this Agreement that would have a Material Adverse Effect on the Acquired Assets or the Business.

     8.4. No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prohibit, prevent or restrict the consummation of the transactions contemplated hereby.

     8.5. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and each of the Sellers shall have made available to Buyer for examination the originals or true, complete and correct copies of all records and documents relating to the business and affairs of the Sellers that Buyer may reasonably request in connection with said transaction.

     8.6. Physical Inventory. Buyer shall have completed a physical inventory of the Inventory comprising the Acquired Assets 30 days prior to the Closing Date, and Buyer shall be satisfied as to the accuracy of the books and records of the Sellers with respect to such Inventory.

     8.7. Secretary's Certificate; Good Standing. Each of the Sellers shall have delivered to Buyer a certificate, dated the Closing Date, executed by the secretary of each Seller certifying in such capacity and on behalf of the applicable Seller (a) as to the charter and bylaws (and any amendments thereto) of such Seller as being correct, complete and in full force and effect on the Closing Date; (b) as to the incumbency and signatures of the officers of such Seller who executed this Agreement and the related transaction documents on behalf of such Seller; (c) as to the adoption of resolutions of the board of directors of such Seller as being correct, complete and in full force and effect on the Closing Date, authorizing (i) the execution and delivery of this Agreement and the related transaction documents, and (ii) the performance of the obligations of such Seller hereunder and thereunder.

     8.8. Officer's Certificate. Each of the Sellers shall have delivered to Buyer a certificate, dated the Closing Date, executed by the chief executive officer, president, chief financial officer or treasurer of each of the Sellers, certifying in such capacity and on behalf of the applicable Seller that (a) the conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement set forth in Section 8.2 have been satisfied; and (b) there have been no developments or changes which would have a Material Adverse Effect since December 31, 2002 on the Acquired Assets or the Business since the date of this Agreement.

     8.9. Executed Agreements. Each of the Sellers shall have executed and delivered to Buyer the Bill of Sale, the Assignment and Assumption Agreement, and the Trademark Assignment Agreement. Each of HTS and ZetaPharm shall have executed and delivered to Buyer the Non-Competition Agreements and the HTS/ZetaPharm Release, and ZetaPharm shall have executed and delivered to Buyer the ZetaPharm Name Purchase Agreement. The Sellers shall have delivered to Buyer the executed D&O Releases.

     8.10. Financing. Buyer shall have received financing from Wells Fargo in connection with the transactions contemplated by this Agreement in accordance with the Wells Fargo Commitment Letter.

     8.11. Eligible Unsecured Creditor Releases. With respect of the payments to be made to Eligible Unsecured Creditors who are trade creditors of the Business instead of to Zatpack in accordance with Section 1.7(d), Buyer shall have received covenants not to sue substantially in the form of Exhibit D from the following: (i) all creditors represented on the Creditors Committee; (ii) 100% of the top 10 trade creditors of the Business as of the date hereof by dollar volume; and (iii) 90% of the top 20 trade creditors of the Business as of the date hereof by dollar volume, in exchange for, and as condition to the disbursements by Fund Trustee under the Unsecured Creditor Fund. Buyer may waive or modify this condition in its sole discretion.

     8.12. Release of Liens; Use of Proceeds; Creditor Committee Release. The Sellers, certain affiliates of the Sellers, Wells Fargo and the Creditors Committee shall have delivered an executed stipulation, consistent with the relevant provisions of this Agreement, in a form approved by the Bankruptcy Court and Buyer with respect to the release of all Wells Fargo's Liens with respect to the Acquired Assets, the use of proceeds of the transactions contemplated by this Agreement and the release by the Creditors Committee of any claims that the Sellers, certain affiliates of the Sellers or the Sellers' or such affiliates' bankruptcy estates have against Wells Fargo. Only Wells Fargo may waive this condition in its sole discretion.

     8.13. Dismissal of Substantive Consolidation Claim. The Sellers shall have executed and delivered the Dismissal Stipulation.

                                   ARTICLE IX

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS
                  --------------------------------------------

     Each and every obligation of each of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers:

     9.1. Bankruptcy Court Approval. The Bankruptcy Court shall have entered orders approving the sale of the Acquired Assets, the assignment by Sellers of the Assigned Purchase Orders to Buyer and the assumption by Buyer of the Assumed Liabilities.

     9.2. Representations and Warranties; Performance. The representations and warranties of Buyer contained in Article III and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, Buyer to Sellers, shall be true and correct in all material respects when made and on the Closing Date as though then made (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they were true in all material respects as of such date). Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date.

     9.3. Consents and Approvals. Buyer shall have obtained any and all material consents, approvals, Orders, Permits or other authorizations, required by all applicable Regulations or Orders involving Sellers, with respect to the execution, delivery and performance of the Agreement, and the consummation of the transactions contemplated hereby.

     9.4. No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any Regulation or Order promulgated or enacted by any Authority shall be in effect which would prohibit, prevent or restrict the consummation of the transactions contemplated hereby.

     9.5. Secretary's Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date, executed by the secretary of Buyer, certifying in such capacity and on behalf of Buyer (a) as to the charter and bylaws (and any amendments thereto) of Buyer as being correct, complete and in full force and effect on the Closing Date; (b) as to the incumbency and signatures of the officers of Buyer who executed this Agreement and the related transaction documents on behalf of Buyer; (c) as to the adoption of resolutions of the board of directors of Buyer as being correct, complete and in full force and effect on the Closing Date, authorizing (i) the execution and delivery of this Agreement and the related transaction documents, and (ii) the performance of the obligations of Buyer hereunder and thereunder.

     9.6. Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date, executed by the president of Buyer, certifying in such capacity and on behalf of Buyer that the conditions to the Sellers' obligations to consummate the transactions contemplated by this Agreement set forth in Section 9.2 have been satisfied.

     9.7. Executed Agreements. Buyer shall have executed and delivered (i) to the Sellers the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment Agreement and the D&O Releases, (ii) to HTS and ZetaPharm the Non-Competition Agreements and the HTS/ZetaPharm Release, and (iii) to ZetaPharm the ZetaPharm Name Purchase Agreement. Each of Zatpack and ZGNA shall have executed and delivered to the Sellers the Zatpack/ZGNA Release.

     9.8. Dismissal of Appeal. Buyer shall have executed and delivered a stipulation, in form satisfactory to the Sellers, dismissing Buyer's currently pending appeal, Case No. CV 03-4554 (C.D. Cal.), to the United States District Court for the District of California.

                                    ARTICLE X

                                     CLOSING
                                     -------

     10.1. Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. in the offices of Buyer's counsel two (2) business days after the later of the date on which (i) the Asset Sale Order becomes a Final Order and
(ii) all conditions precedent to the obligations of the parties hereto have been satisfied or waived, but in no event later than December 19, 2003, or on such other date designated in writing by Buyer and the Sellers (the "Closing Date"). At the Closing, (a) the Sellers shall deliver, or cause to be delivered, to Buyer those agreements and certificates set forth in Article VIII, and (b) Buyer shall deliver, or cause to be delivered, to the Sellers the Cash Consideration and those agreements and certificates set forth in Article IX.

                                   ARTICLE XI

                           TERMINATION AND ABANDONMENT
                           ---------------------------

     11.1. Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

     (a) by mutual consent of Buyer and the Sellers;

     (b) by Buyer if the Bankruptcy Court does not enter an order approving (i) the Sale Procedures Provisions, on or prior to October 30, 2003 or nine(9) days after the Sale

Motion Date; or (ii) the Asset Sale Order, on or prior to December 1, 2003, or forty-one (41) days after the Sale Motion Date;

     (c) by Buyer if as of the Closing Date any of the conditions specified in
Article VIII hereof have not been satisfied or if any of the Sellers is otherwise in material default under this Agreement;

     (d) by the Sellers if as of the Closing Date any of the conditions specified in Article IX hereof have not been satisfied or if Buyer is otherwise in material default under this Agreement as of the Closing Date; or

     (e) by Buyer or the Sellers if the Sellers enters into an Alternative Transaction;

     (f) by Buyer prior to Closing if a motion to dismiss the Chapter 11 Case or a motion to convert the Chapter 11 Case or appoint a trustee or examiner has been granted in the Chapter 11 Case;

     (g) by Buyer or the Sellers if the transactions contemplated pursuant to this Agreement are not consummated on or before December 19, 2003 or sixty (60) days after the Sale Motion Date; provided that if any party has materially breached or defaulted with respect to its obligations under this Agreement on or before such date, such party may terminate this Agreement pursuant to this
Section 11.1(h), and each other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable Regulation;

     (h) by Buyer if there shall be in effect a stay pending appeal or other order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein and such stay or order is not lifted or removed on or before December 19, 2003; or

     (i) by Buyer if Buyer has been notified by the Sellers of an actual or prospective Material Adverse Effect, breach of representation, warranty or covenant, or non-fulfillment of a condition in accordance with Section 4.3.

     11.2. Procedure Upon Termination. If this Agreement is terminated under
Section 11.1, written notice thereof will forthwith be given by the terminating party to the other parties and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of the Sellers and Buyer to one another under this Agreement will terminate without further obligation or liability of Sellers or Buyer to the other (other than with respect to breaches, if any, of this Agreement prior to such termination). If this Agreement is terminated as provided herein:

     (a) each party shall either destroy or redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

     (b) all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

     (c) other than as provided in Sections 11.3, no party hereto shall have any liability or further obligation to any other party to this Agreement.

     11.3. Effect of Termination.

     (a) If this Agreement is terminated by reason of the Sellers entering into an Alternative Transaction, the Sellers shall pay to Buyer the Break-Up Fee upon the closing of such Alternative Transaction.

     (b) The Break-Up Fee shall be entitled to administrative claim status pursuant to Sections 105, 503 and 507(b) of the Bankruptcy Code.

     (c) In the event of a default by any of the Sellers under this Agreement after entry of the Asset Sale Order by the Bankruptcy Court, Buyer shall be entitled to all of its remedies at law and in equity.

     (d) In the event of a default by Buyer under this Agreement after entry of the Asset Sale Order by the Bankruptcy Court, the Sellers shall be entitled to all of its remedies at law and in equity.

                                   ARTICLE XII

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

     12.1. Survival of Representations and Warranties and Covenants.

     (a) Each of the representations and warranties and covenants (except to the extent the covenant requires performance beyond such sixty (60) days) contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive until sixty (60) days following the Closing Date and all claims for indemnification with respect to any breach thereof must be asserted within such survival period or they shall be forever barred. In the event notice of any claim for indemnification under Sections 12.2 and 12.3 hereof has been given within the survival period, of which such notice shall describe in sufficient detail the claim, the asserted indemnification amount and the facts supporting such claim, the representations and warranties and covenants that are subject of such indemnification Claim shall survive with respect to such Claim until the final disposition thereof.

     (b) From time to time prior to the Closing, the Sellers shall promptly supplement or amend information previously delivered to Buyer with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or disclosed in Article II. In no event will any disclosure of any event or circumstance made after the date hereof and prior to the Closing serve to amend any representation or warranty for any purpose of this Agreement, provided that if the Sellers provide prompt prior and accurate written disclosure to Buyer of any such event or circumstance and its effect on each applicable representation or warranty and Buyer agrees to consummate the transactions contemplated by this Agreement, then no remedy under this Article XII shall be available to the Buyer as it relates to such disclosure.

     (c) Any remedy under this Article XII for the breach of any representation or warranty or covenant on the part of any of the Sellers shall be reduced or eliminated dollar for dollar to the extent Buyer is able to adjust the Purchase Price pursuant to Section 1.6 to offset any liability, damage, claim, cost or expense resulting from such breach.

     (d) No remedy under this Article XII for the breach of any representation or warranty or covenant shall be available if, on the Closing Date, the Buyer Knowledge Group has Knowledge of such breach of such representation or warranty or covenant.

     12.2. Indemnification by the Sellers. Upon the terms and subject to the conditions of this Article XII, each of the Sellers shall indemnify, defend and hold harmless the Business, Buyer and its directors, officers, employees, agents, stockholders, representatives (collectively, the "Buyer Indemnitees") from any damage, loss, deficiency, liability, obligation, commitment, claim (as defined in Section 101 of the Bankruptcy Code), cost or expense (including the reasonable fees and expenses of legal counsel) whatsoever, whether known or unknown, fixed, liquidated, contingent or otherwise, resulting from, or in respect of, any of the following:

     (a) Except as set forth in Section 12.1, any breach of a representation or warranty, or non-fulfillment of any obligation on the part of any of the Sellers under this Agreement, any document relating hereto or thereto or contained in any schedule or instrument delivered by any of the Sellers pursuant to this Agreement.

     (b) Any and all Excluded Liabilities.

     (c) Any Claim against Buyer made by any shareholder, officer, director, employee or agent of any of the Sellers or their Subsidiaries based upon Buyer's relationship with the Sellers or it Subsidiaries.

     (d) Liabilities arising out of the transactions contemplated by this Agreement under any bulk transfer laws, to the extent that the Claim is shown not to have been known or, as a result of Sellers' failure to comply with
Section 4.10 of this Agreement, the third party asserting the Claim is deemed not to have received actual or constructive notice of this Agreement or of the Sale Motion and Asset Sale Order and the hearings therefore, including without limitation, in the event of a known creditor, the Sellers' actual notice to such third party was untimely or was not delivered.

     (e) Any Claim asserted by a third party arising out of or related to Buyer's acquisition of the Business other than the Assumed Liabilities.

     (f) Any successor or vicarious liability of any of the Sellers, to the extent that the Claim is shown not to have been known or, as a result of Sellers' failure to comply with

Section 4.10 of this Agreement, the third party asserting the Claim is deemed not to have received actual or constructive notice of this Agreement or of the Sale Motion and Asset Sale Order and the hearings therefore, including without limitation, in the event of a known creditor, that Sellers' actual notice to such third party was untimely or was not delivered.

     (g) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

     12.3. Indemnification by Buyer. Upon the terms and subject to the conditions of this Article XII, Buyer shall indemnify, defend and hold harmless each of the Sellers and each of their respective directors, officers, employees, agents, stockholders, representatives (collectively, the "Seller Indemnitees") from any damage, loss, deficiency, liability, obligation, commitment, claim (as defined in Section 101 of the Bankruptcy Code), cost or expense (including the fees and expenses of legal counsel) whatsoever, whether known or unknown, fixed, liquidated, contingent or otherwise, resulting from, or in respect of, any of the following:

     (a) Any breach of a representation or warranty, or non-fulfillment of any obligation on the part of Buyer under this Agreement, any document relating hereto or thereto or contained in any schedule or other Contract or instrument delivered by Buyer pursuant to this Agreement.

     (b) The Assumed Liabilities.

     (c) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

     12.4. Third-Party Claims.

     (a) The following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any (i) Tax audit or proceeding for the assessment of Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (ii) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under Article XII to indemnify such Indemnitee, the Indemnitee shall, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor (with a copy to the Creditors Committee) in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to (i) participate in the defense of such action with counsel of reputable standing and
(ii) assume the defense of such action by agreeing to assume such defense within ten (10) days of transmittal of the notice of the Claim by the Indemnitee, in writing unless such Claim (A) may result in criminal proceedings, injunctions or other equitable remedies in respect of the Indemnitee or its business; (B) may result in liabilities which, taken with other then existing Claims under this
Article XII, would not be fully
indemnified hereunder; (C) would have a Material Adverse Effect on the business or financial condition of the Indemnitee after the Closing (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee); (D) is for an alleged amount of less than $5,000; (E) upon petition by the Indemnitee, if an appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Claim, in which events the Indemnitee shall assume the defense; or (F) also involves the Indemnitor or its Affiliate as a party and counsel to the Indemnitee determines in good faith that joint representation would give rise to a conflict of interest.

     (b) The Indemnitor and the Indemnitee shall cooperate in the defense of any third-party Claims. In the event that the Indemnitor assumes or participates in the defense of such third-party Claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonable or necessary to defend such third-party Claim in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article XII. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In addition, with respect to a Claim for Taxes, the Indemnitor shall not enter into any settlement or arrangement with any taxing authority without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume as provided above, the Indemnitee shall have the full right to defend such Claim.

     (c) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Article XII to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which shall not be unreasonably withheld; provided however, that no written approval is required from the Indemnitor as to any third party Claim (i) that results solely in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) that settles liabilities, or portions thereof, that are not subject to indemnification hereunder; or (iii) is for an amount of less than $5,000.

     (d) An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim; (ii) the Indemnitor shall not have employed counsel in the defense of such Claim after ten (10) days notice; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor; in any of the foregoing events such fees and expenses shall be borne by the Indemnitor.

     12.5. Payment of Indemnification Claims.

     (a) Each Indemnitor shall pay the indemnification amount claimed by the Indemnitee in immediately available funds promptly within ten (10) days after the Indemnitee provides the Indemnitor with written notice of a Claim hereunder unless the Indemnitor in good faith disputes such Claim. If the Indemnitor disputes such Claim in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due shall be paid by the Indemnitor to the Indemnitee in immediately available funds within ten (10) days of such dispute resolution. In the event the Indemnitor fails to pay the Indemnitee the amount of such indemnification Claim within such ten (10) day period the Indemnitor shall pay the Indemnitee interest on the amount of such indemnification Claim at a rate of ten percent (10%) per annum, compounded monthly from the date of the original written notice of such indemnification Claim until the indemnification Claim is paid in full.

     (b) If any Indemnitor fails to comply with its obligations to make cash payments to an Indemnitee in an aggregate amount sufficient to reimburse the Indemnitee for all losses resulting from an indemnified Claim, the Indemnitee may pursue any and all rights and remedies against the Indemnitor available in law or in equity, and shall be entitled to payment of its reasonable attorneys' fees.

     12.6. Threshold for Recovering Losses. The Buyer Indemnitees or the Seller Indemnitees cannot claim an indemnity under Sections 12.2 or 12.3, as the case may be, until the cumulative amount of losses for which the Buyer Indemnitees, or the Seller Indemnitees, as the case may be, claim indemnity are at least $100,000 (it being understood that once such amount exceeds $100,000, the indemnifying party shall be liable for the full dollars of such claim beginning with the first dollar thereof).

     12.7. Cap on Losses Recoverable. Except in the case of fraud, or an intentional breach of a covenant or obligation under this Agreement, the maximum amount of liability of the (a) Sellers for losses, and the reimbursement of legal fees and expenses related thereto, under Sections 12.2(a), 12.2(b), 12.2(d), 12.2(e) or 12.2(f) shall not exceed $500,000 in the aggregate, (b) Seller for losses, and the reimbursement of legal fees and expenses related thereto, under Section 12.2(c) shall not exceed $500,000 in the aggregate, or
(c) Buyer for losses, and the reimbursement of legal fees and expenses related thereto, under Section 12.3, shall not exceed an amount equal to $1,000,000 in the aggregate.

     12.8. Time Period For Asserting Claims for Indemnification . Any claim for indemnification under this Article 12, except for claims for breaches of representations or warranties or covenants which are subject to a shorter period as provided in Section 12.1 or for any breach of the covenant under Section 4.4, shall be made within one year of the Closing Date and shall describe in sufficient detail the claim, the asserted indemnification amount and the facts supporting such claim. Any claims for indemnification (other than for breach of Section 4.4) not made within such one year period shall be forever barred. Claims for indemnification for breach of Section 4.4 shall be made prior to the later of (i) one year from the Closing Date, or (ii) the date on which the creditors' trust established under the Hauser Plan has completed the liquidation of substantially all of the assets of the creditor's trust.

     12.9. Tax Benefits; Insurance Proceeds. Any indemnification payment under this Agreement shall be:

     (a) reduced by any net Tax benefits actually derived by any Person entitled to indemnification under this Agreement with respect to the item giving rise to the indemnification payment, net of any expenses incurred in obtaining that Tax benefit, and increased by the amount of any Taxes attributable to the receipt of the indemnity payments being treated as income; and

     (b) reduced by any insurance proceeds actually received by any Person entitled to indemnification under this Agreement with respect to the item giving rise to the indemnification payment, net of any expenses incurred in obtaining those insurance proceeds (including any future increases in premiums that will result from the claim and any chargebacks).

     Any adjustments under this Section 12.8 shall result in a reimbursement after the event giving rise to the adjustment occurs, and will not constitute a basis for withholding or delaying all or part of an indemnification payment pending such event.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     13.1. Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein. No course of dealing between or among the parties shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

     13.2. Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing to be effective.

     13.3. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

     (a) If to the Sellers, to:

               Hauser, Inc.
               840 Apollo Street, Suite 209
               El Segundo, California 90245
               Telephone: (310) 648-7883
               Facsimile: (310) 648-7889
               E-mail: kcleveland@hauser.com
               Attn:  Kenneth C. Cleveland

     with a copy to (which shall not constitute notice to Sellers):

               Stutman, Treister & Glatt, Professional Corporation 1901 Avenue of the Stars, Suite 1200
               Los Angeles, California 90067
               Telephone: (310) 228-5150
               Facsimile: (310) 228-5788
               E-mail: tstolman@stutman.com
               Attn:  Theodore B. Stolman, Esq.

     or to such other Person or address as the Sellers shall furnish by notice to Buyer in writing.

     (b) If to Buyer, to:

               Zuellig Botanicals, Inc.
               2550 El Presidio
               Long Beach, California 90810
               Telephone: (310) 669-2158
               Facsimile: (310) 637-9807
               E-mail:  phafermann@botanicals.com
               Attn:  Peter Hafermann

     with a copy to (which shall not constitute notice to Buyer):

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California 90071
               Telephone:  (213) 430-6549
               Facsimile:  (213) 430-6407
               E-mail:  measton@omm.com
               Attn:  Mark C. Easton, Esq.

     or to such other Person or address as Buyer shall furnish by notice to Sellers in writing.

     All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 13.3, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 13.3, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 13.3, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 13.3). Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     13.4. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign in writing its rights, interests and obligations hereunder to any Affiliate, and may grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the parties hereto consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral and that Sellers may assign any and all rights to receive payments hereunder under a plan to any successor or representative of the estate or to any trustee.

     13.5. Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts of laws or any other law that would make the laws of any other jurisdiction other than the State of California applicable hereto. The parties agree that, except as provided herein, without limitation of any party's right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated herein; and (b) any and all claims, actions, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent and submit to the jurisdiction of the Bankruptcy Court.

     13.6. Arbitration. Other than matters under the jurisdiction of the Bankruptcy Court as set forth in Section 13.5, any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof shall be submitted to binding arbitration conducted by the American Arbitration Association in Los Angeles, California, in accordance with its commercial arbitration rules as then in effect; provided that the arbitration shall be conducted by a panel of three arbitrators. One arbitrator shall be selected by Buyer, one by the Sellers, and a third selected by the agreement of the first two arbitrators. The determination of the arbitrators shall be accompanied by a written opinion of the arbitrators. Fees and expenses of the American Arbitration Association and of the arbitrators shall be borne as shall be determined by the arbitrators.

     13.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY

SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

     13.8. Injunctive Relief. The parties hereto agree that in the event of a default under this Agreement, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of such a default, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of posting a bond, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     13.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.10. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.11. Entire Agreement. This Agreement, including the annex, schedules and exhibits hereto and the contracts, documents, certificates and instruments entered into in connection herewith, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior contracts, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions.

     13.12. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Regulations, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.13. Expenses. Except as set forth in Section 11.3, each of Buyer and each of the Sellers shall bear their own respective expenses, including without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby. If any legal action or other proceeding relating to this Agreement, the agreements contemplated hereby, the transactions contemplated hereby or thereby or the enforcement of any provision of this Agreement or the agreements contemplated hereby is brought against any party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including attorney's fees and expenses) from the party against which such action or proceeding is brought in addition to any other relief to which such prevailing party may be entitled.

     13.14. No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall be construed to give any person, other than the parties of such permitted successors and assigns, any legal or equitable rights hereunder. The Creditors Committee shall be a third party beneficiary with respect to Sections 1.7, 1.8, 1.9(d), 1.11 and 12.4(a) of this Agreement only to the extent named. Wells Fargo shall be a third party beneficiary with respect to Sections 1.7, 1.8, and 8.12 of this Agreement only to the extent named.

     13.15. Schedules. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representation or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such applicable schedule or a specific cross reference to a disclosure on another schedule is made. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     13.16. No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                            [Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Asset Purchase Agreement the date first hereinabove set forth.

SELLERS:                                HAUSER, INC.

                                        By: /s/ Kenneth C. Cleveland
                                            ------------------------------
                                        Name:  Kenneth C. Cleveland
                                        Title: President and Chief Executive
                                               Officer


                                        BOTANICALS INTERNATIONAL EXTRACTS, INC.

                                        By: /s/ Kenneth C. Cleveland
                                            ------------------------------
                                        Name:  Kenneth C. Cleveland
                                        Title: President and Chief Executive
                                               Officer


BUYER:                                  ZUELLIG BOTANICALS, INC.

                                        By: Peter Hafermann
                                            ------------------------------
                                        Name:  Peter Hafermann
                                        Title: President

AGREED AND ACCEPTED
AS TO SECTION 1.11 AND EXHIBIT M:

CREDITORS COMMITTEE

By: /s/ Troy Clarke
    ---------------------------------------
Name:   Troy Clarke
Title:  Chairman of the Creditors Committee

                              ANNEX A - DEFINITIONS
                              ---------------------

     "Abandoned Intellectual Property" shall have the meaning set forth in
Section 1.11 hereof.

     "Accounts Receivable" shall have the meaning set forth in Section 1.1 hereof.

     "Acquired Assets" shall have the meaning set forth in Section 1.1 hereof.

     "Affiliate" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person;
(b) any Subsidiary; (c) any Person, directly or indirectly, in which such Person holds, of record or beneficially, fifty percent (50%) or more of the equity or voting securities; (d) any Person that holds, of record or beneficially, fifty percent (50%) or more of the equity or voting securities of such Person; (e) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs; (f) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of its affairs by such Person; or (g) any director, officer, partner or individual holding a similar position in respect of such Person. For purposes of this definition, Buyer, Zatpack and ZGNA shall not be considered to be an Affiliate of any of the Sellers and vice versa.

     "Agreement" shall have the meaning set forth in the first paragraph hereof.

     "Allowed Claim" shall have the meaning set forth in the Hauser Plan.

     "Alternative Transaction" shall mean an event where the Sellers sell, transfer, lease or otherwise dispose, directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction, all or a substantial portion of the Acquired Assets in a transaction or series of related transactions to a party or parties other than Buyer or its Affiliates.

     "Asset Sale Order" means the order approving the sale of the Acquired Assets, which Asset Sale Order shall, among other things, (i) approve this Agreement and the transactions contemplated hereby, and (ii) contain the other provisions set forth in Exhibit L hereof (it being understood that certain of such provisions must constitute findings of fact or conclusions of law to be made by the Bankruptcy Court as part of the Asset Sale Order).

     "Assignment and Assumption Agreement" shall have the meaning set forth in
Section 1.4 hereof.

     "Assigned Purchase Orders" shall have the meaning set forth in Section 2.5(a) hereof.

     "Assumed Liabilities" shall have the meaning set forth in Section 1.3 hereof.

     "Authority" means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local, including, without limitation, the Food and Drug Administration, the Environmental Protection Agency, the United States Drug Enforcement Agency, and the United States Department of Interior and Agriculture.

     "Bankruptcy Code" shall have the meaning set forth in the Recitals.

     "Bankruptcy Court" means the United States Bankruptcy Court in the Central District of California.

     "Bankruptcy Court Orders" means the Sales Procedures Order and the Asset Sale Order.

     "Bill of Sale" shall have the meaning set forth in Section 1.4 hereof.

     "Break-Up Fee" shall mean $250,000 in immediately available funds.

     "Business" shall have the meaning set forth in the Recitals.

     "Buyer Debt" shall have the meaning set forth in Section 1.7(d) hereof.

     "Buyer Knowledge Group" means Peter Hafermann, Barbara Crofts, Kati Ferren, Matthew Phillips and Nick Bain.

     "Buyer Releasees" shall have the meaning set forth in Section 5.2 hereof.

     "Buyer Releasors" shall have the meaning set forth in Section 5.3 hereof.

     "Cash Consideration" shall have the meaning set forth in Section 1.5 hereof.

     "Chapter 11 Case" shall have the meaning set forth in the Recitals.

     "Claim" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

     "Closing" shall have the meaning set forth in Section 10.1 hereof.

     "Closing Date" shall have the meaning set forth in Section 10.1 hereof.

     "Code" means the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.

     "Collection Period" shall have the meaning set forth in Section 1.9.

     "Contract" means any agreement, contract, commitment, instrument, document, certificate or other binding arrangement or understanding, whether written or oral.

     "Creditors Committee" shall mean the official committee of unsecured creditors appointed in the Chapter 11 Case.

     "D&O Releases" shall have the meaning set forth in Section 5.4.

     "Eligible Unsecured Creditor" shall have the meaning set forth in Section
1.3 hereof.

     "Environmental Law" means any Regulation, Order, settlement agreement or Authority requirement, which relates to or otherwise imposes liability or standards of conduct concerning the environment, health, safety or Hazardous Substances, including without limitation, discharges, emissions, releases or threatened releases of noises, odors or any Hazardous Substances, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, including without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, the Occupational Safety and Health Act, any so-called "Superlien" law, all as now or hereafter amended or supplemented, and the Regulations promulgated thereunder, and any other similar Federal, state or local Regulations.

     "Evaluation Period" shall have the meaning set forth in Section 1.6 hereof.

     "Excluded Assets" shall have the meaning set forth in Section 1.2 hereof.

     "Excluded Liabilities" shall have the meaning set forth in Section 1.3 hereof.

     "Final Order" means an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which (a) the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or, (b) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Rule 7024 of the Federal Rules of Bankruptcy Procedure may be filed with respect to such order.

     "Fund Trustee" shall have the meaning set forth in Section 1.7(c).

     "GAAP" means generally accepted accounting principles as in effect in the United States, consistently applied.

     "Hauser Plan" shall have the meaning set forth in Section 1.11.

     "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products, radioactive materials, asbestos in any form that has become friable, ura formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances defined or included in the definition of "hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law, any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any governmental Authority and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products or by-products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Law or which are or could reasonably be expected to become regulated, listed or controlled by, under or pursuant to any Environmental Law, or which has been or shall be determined or interpreted at any time by any Authority to be a hazardous or toxic substance regulated under any other Regulation or Order.

     "HTS" shall mean Hauser Technical Services, Inc.

     "HTS/ZetaPharm Release" shall have the meaning set forth in Section 5.4 hereof.

     "Indebtedness" with respect to any Person means (a) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument and any guarantees or keep-well obligations or other contingent obligations in respect thereof, (b) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, (c) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (d) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and (e) retroactive insurance premium obligations.

     "Indemnitee" shall have the meaning set forth in Section 12.4(a) hereof.

     "Indemnitor" shall have the meaning set forth in Section 12.4(a) hereof.

     "Intellectual Property" means any or all of the following in any jurisdiction: (i) all patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, processes, formulae, technology, technical information, data and customer lists, engineering procedures and all documentation relating to any of the foregoing; (iii) all works of authorship, whether or not copyrightable, copyrights, copyright registrations and pending copyright registration applications and mask works, and all other rights corresponding thereto; (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, corporate names, logos, URLs and other network and email identifiers, trade dress, trademarks and service marks, brand names and all registrations and applications therefore; and (vi) goodwill associated with the foregoing.

     "Inventory" shall have the meaning set forth in Section 1.1 hereof.

     "Knowledge of Buyer" means the actual knowledge of the Buyer Knowledge
Group.

     "Knowledge of the Sellers" means the actual knowledge of Kenneth C. Cleveland, Thomas W. Hanlon, Robert Buck, Jeff Fadley and Klaus Schekahn.

     "Licenses" means any and all licenses and/or permits issued by an Authority or other third party relating to the operation of any of the Assets or conduct of the Business.

     "Lien" means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer, voting or otherwise, options, right of first refusal, right of first offer, right of use or occupancy or other legal or equitable encumbrance and any other matter affecting title, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) any subordination arrangement in favor of another Person, whether created by Contract, Order, operation of law, or otherwise.

     "Material Adverse Effect" means any circumstances, state of facts or matters, not directly caused by Buyer or its Affiliates, which have, or which might reasonably be expected to have, a material adverse effect on the Acquired Assets or the Business or its operations, properties, assets, liabilities, affairs, condition (financial or otherwise), results, plans, strategies or prospects. Without limiting the generality of the foregoing each of the following shall be deemed to have a Material Adverse Effect, (i) any loss or damage in excess of $100,000, (ii) any warranty returns that in aggregate exceed $100,000, (iii) any purchase order cancellations or push outs that in aggregate exceed $100,000, or (v) any Claim that the products sold by the Business infringe or require a license under the Intellectual Property of a third party. In no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect: (w) any change or effect specifically permitted by this Agreement or resulting from compliance with the terms and conditions of this Agreement; (x) the act of filing the Chapter 11 Case in and of itself; (y) any change or effect that results or arises from changes affecting any of the industries in which the Sellers operate generally or the United States economy generally (which changes or effects in each case do not disproportionately affect such entity in any material respect); and (z) any change or effect that results or arises from changes affecting general worldwide economic or capital market conditions (which changes or effects in each case do not disproportionately affect such entity in any material respect).

     "Net Sales" means, with respect to any product in the current product line of the Business, as set forth on Schedule A under the heading "Current Product Line of the Business," the amount actually invoiced for the transfer, delivery, or sale of such product, whether at wholesale or otherwise, by Buyer after the Closing Date or the Sellers prior the Closing Date, as applicable, or their respective Affiliates or distributors, to a third party after deducting the following, to the extent actually incurred or allowed with respect to such sale: (a) normal and customary trade, cash and/or quantity discounts or rebates, including any volume, formulary or other positioning discounts or rebates paid or credited to any wholesaler, purchaser or third party payor or other contractee as a result of a contractual arrangement specific to a product; (b) import, export, sales, use, excise and other consumption taxes and custom duties or tariffs, to the extent and up to the amount mentioned in that respect on the invoice, and any other governmental charges imposed upon the importation, use or sale of a product; (c) actual freight, insurance and other transportation charges; (d) discounts (including retroactive price reductions or statutorily required reimbursement) mandated by or granted in response to local, state, provincial or federal law or regulation;
(e) allowances or credits on account of recalls, rejection or return of product (including for spoiled, damaged and/or outmoded goods) in the ordinary course of business; and (f) compulsory payments and rebates accrued, paid or credited to any Authority or any third party payor, administrator or contractee. Net Sales will not include any product supplied as commercial samples or used for testing or clinical or marketing studies. Buyer shall not shift sales of products to its Affiliates or other entities with the intent to reduce the amount of any Royalty Payment.

     "Non-Released Agreements" shall have the meaning set forth in Section 5.1 hereof.

     "Occurrence" means any accident, happening or event which occurs or has occurred at any time prior to the Closing Date that is caused or allegedly caused by any hazard or defect in manufacture, design, materials, process or workmanship including, without limitation, any failure or alleged failure to warn or any breach or alleged breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of Seller which results or is alleged to have resulted in injury or death to any person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

     "Order" means any writ, decree, order, judgment, injunction, rule, ruling, voting right, consent of or by an Authority.

     "Overlap Period" shall have the meaning set forth in Section 6.2(a) hereof.

     "Permits" means all permits, licenses, registrations, certificates, Orders, qualifications or approvals required by any Authority or other Person.

     "Permitted Liens" means (a) statutory Liens not yet delinquent and immaterial in amount; (b) liens placed by Wells Fargo pursuant to the Wells Fargo Loan Documents or pursuant to the cash collateral stipulation and cash collateral orders entered during the pendency of the Chapter 11 Case; (c) the rights of customers of the Sellers with respect to inventory or work in progress under purchase orders or Contracts entered into by the Sellers in the ordinary course of business; or (d) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue and immaterial in amount or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien or which are asserted by the Buyer against the Acquired Assets.

     "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

     "Pre-Closing Period" shall mean all taxable years or other taxable periods that end on or before the Closing Date, and with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

     "Pre-Closing Trade Accounts Receivable" shall mean all billed and unbilled accounts receivable (other than those set forth on Schedule B under the heading "Excluded Pre-Closing Trade Accounts Receivable"), and all notes receivable and other rights to payment, except insurance proceeds, in connection with the Business existing prior to the Closing, including, without limitation, any unpaid interest accrued on any such accounts receivable and any unbilled receivable for work in progress.

     "Pre-Closing Monthly Trade Accounts Receivable Consideration" shall have the meaning set forth in Section 1.5(b) hereof.

     "Purchase Price" shall have the meaning set forth in Section 1.4 hereof.

     "Recall" means product recall, rework or post-sale warning or similar action.

     "Registered Intellectual Property" means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, or trademarks or servicemarks in which common law rights are owned or otherwise controlled; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

     "Regulation" means any rule, law, code, statute, regulation, ordinance, requirement, announcement, policy, guideline, rule of common law or other binding action of or by an Authority and any judicial interpretation thereof, including, without limitation, the Food, Drug and Cosmetic Act, United States Food and Drug Administration regulations adopted thereunder, Dietary Supplementary Health and Education Act, Toxic Substances Control Act, Resource Conservation and Recovery Act, and the Federal Water Pollution Act and any Regulation relating to export control and trade embargoes.

     "Released Agreements" shall have the meaning set forth in Section 4.11(a) hereof.

     "Restricted Area" shall have the meaning set forth in Section 4.4(a) hereof.

     "Restricted Period" shall have the meaning set forth in Section 4.4(a) hereof.

     "Rosemary Intellectual Property" means any or all of the following in any jurisdiction: (i) all patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights; and (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, processes, formulae, technology, technical information, data lists, engineering procedures, know how and all documentation relating to any of the foregoing.

     "Rosemary License" shall have the meaning set forth in Section 1.12 hereof.

     "Royalty Payment" shall mean an amount equal to the higher of (a) 8% of the Net Sales of the Business for an applicable one month period, or (b) $180,000 per month.

     "Sale Motion" shall have the meaning set forth in Section 4.1 hereof.

     "Sale Motion Date" shall have the meaning set forth in Section 4.1 hereof.

     "Sale Procedures Order" shall mean an order (i) authorizing the sale of the Acquired Assets under Section 363 of the Bankruptcy Code, and (ii) approving the Sales Procedures Provisions.

     "Sale Procedures Provisions" shall mean the provisions set forth in Exhibit K to this Agreement, providing for the bidding procedures for the sale of the Acquired Assets, and the no-shop and break-up fee provisions related thereto.

     "SEC" means the Securities Exchange Commission.

     "Seller Distributions" shall have the meaning set forth in Section 1.7(b).

     "Seller Intellectual Property" shall have the meaning set forth in Section 1.1(b).

     "Seller Professionals" shall have the meaning set forth in Section 1.3(a)(i) hereof.

     "Seller Releasees" shall have the meaning set forth in Section 5.3 hereof.

     "Seller Releasors" shall have the meaning set forth in Section 5.2 hereof.

     "Seller Registered Intellectual Property" means all Registered Intellectual Property related to or used in the Business owned by, filed in the name of, assigned to or applied for by, or held by a third party for the benefit of, any of the Sellers.

     "Sellers" shall have the meaning set forth in the Preamble.

     "Subsidiary" of a Person means (1) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Person or (2) a partnership or limited liability company in which the Person or a Subsidiary of the Person is, at the date of determination, a general partner, limited partner or member, as the case may be, but only if the Person or its Subsidiary is entitled at any time to receive more than 50% of the amounts distributed or distributable by such partnership or limited liability company to the partners or members thereof whether upon dissolution or otherwise.

     "Substantive Consolidation Claim" shall have the meaning set forth in
Section 4.1 hereof.

     "Tax Returns" means federal, state, foreign and local Tax reports, returns, information returns and other similar documents.

     "Tax" or "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

     "Trademark Assignment Agreement" shall have the meaning set forth in
Section 1.3 hereof.

     "Transfer Taxes" shall have the meaning set forth in Section 6.2(b) hereof.

     "Unknown Claims" means any claim, demand, or cause of action that the Seller Releasors or Buyer Releasors, as applicable, or any of them do not know or suspect to exist in his, her, or its favor at the time of the release provided for in this Agreement, including without limitation those that, if known to him, her, or it might have affected its decision to enter into the settlement and release provided by this Agreement.

     "Unsecured Creditor Claims Schedule" shall have the meaning set forth in
Section 1.3(a)(i) hereof.

     "Unsecured Creditor Fund" shall have the meaning set forth in Section 1.7 hereof.

     "Wells Fargo" shall mean Wells Fargo Bank, N.A.

     "Wells Fargo Commitment Letter" shall have the meaning set forth in Section
3.5 hereof.

     "Wells Fargo Loan Documents" shall mean the Amended and Restated Credit Agreement dated as December 7, 2001, by and among Hauser, BIE, Technical, ZetaPharm,

Wilcox Natural Products, Inc., and Wells Fargo, as amended, and the notes and other agreements entered into pursuant to such Agreement.

     "Zatpack" shall mean Zatpack, Inc., a company incorporated under the laws of the British Virgin Islands.

     "Zatpack/ZGNA Release" shall have the meaning set forth in Section 5.4 hereof.

     "Zatpack Note" shall have the meaning set forth in Section 1.7 hereof.

     "ZetaPharm" shall mean ZetaPharm, Inc.

     "ZGNA" shall mean Zuellig Group N.A., Inc.

     Other terms may be defined elsewhere in this Agreement, and unless otherwise indicated, shall have such meaning throughout this Agreement.

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I    PURCHASE OF ASSETS................................................1

     1.1.    Purchase and Sale of Acquired Assets..............................1

     1.2.    Excluded Assets...................................................3

     1.3.    Assumed Liabilities...............................................4

     1.4.    Method of Conveyance..............................................5

     1.5.    Purchase Price....................................................5

     1.6.    Closing and Post-Closing Cash Consideration Adjustment............6

     1.7.    Unsecured Creditor Fund...........................................7

     1.8.    Application of Certain Royalty Payments...........................9

     1.9.    Collection Services..............................................10

     1.10.   Allocation of Purchase Price.....................................11

     1.11.   Hauser Plan......................................................11

     1.12.   Rosemary License.................................................11

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF SELLERS........................12

     2.1.    Organization and Good Standing...................................12

     2.2.    Power and Authority..............................................12

     2.3.    No Violation; Certain Restrictive Contracts......................12

     2.4.    Absence of Certain Changes.......................................13

     2.5.    Purchase Orders..................................................13

     2.6.    Title............................................................14

     2.7.    Litigation.......................................................14

     2.8.    Tax Matters......................................................15

     2.9.    Compliance with Law..............................................15

                                Table of Contents
                                -----------------

                                   (continued)

                                                                            Page
                                                                            ----

     2.10.   Intellectual Property............................................15

     2.11.   Warranties.......................................................16

     2.12.   Products Liability...............................................16

     2.13.   Insurance........................................................17

     2.14.   Accounts Receivable..............................................17

     2.15.   Inventories......................................................17

     2.16.   Brokerage........................................................17

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER..........................17

     3.1.    Organization and Good Standing...................................17

     3.2.    Power and Authority..............................................18

     3.3.    No Violation.....................................................18

     3.4.    Brokerage........................................................18

     3.5.    Financial Capacity...............................................18

ARTICLE IV   COVENANTS OF THE SELLERS.........................................18

     4.1.    Bankruptcy Court Approval........................................18

     4.2.    Operation of Business............................................20

     4.3.    Full Access and Disclosure.......................................21

     4.4.    Non-Competition..................................................21

     4.5.    Confidentiality..................................................22

     4.6.    Fulfillment of Conditions Precedent..............................23

     4.7.    Deliveries After Closing.........................................23

     4.8.    Retention of Books and Records...................................23

     4.9.    Notice of Transactions...........................................23

                                Table of Contents
                                -----------------

                                   (continued)

                                                                            Page
                                                                            ----


     4.10.   Claims Against Buyer.............................................23

ARTICLE V    TERMINATION AND RELEASES.........................................24

     5.1.    Non-Released Agreements..........................................24

     5.2.    The Sellers' Releases............................................24

     5.3.    Buyer's Releases.................................................24

     5.4.    Additional Agreements............................................25

ARTICLE VI   OTHER AGREEMENTS.................................................26

     6.1.    Cooperation......................................................26

     6.2.    Agreement to Defend..............................................26

     6.3.    Further Assurances...............................................27

     6.4.    Access to Books and Records; Audit Rights........................27

     6.5.    Administration of Accounts; Customer Inquiries...................27

     6.6.    Public Announcements.............................................27

     6.7.    No Personal Liability............................................28

ARTICLE VII  TAX MATTERS......................................................28

     7.1.    Payment of Taxes.................................................28

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF BUYER...........................29

     8.1.    Bankruptcy Court Approval........................................29

     8.2.    Representations and Warranties; Performance......................29

     8.3.    No Material Adverse Change.......................................29

     8.4.    No Proceeding or Litigation......................................29

     8.5.    Proceedings and Documents........................................29

     8.6.    Physical Inventory...............................................30

                                Table of Contents
                                -----------------

                                   (continued)

                                                                            Page
                                                                            ----


     8.7.    Secretary's Certificate; Good Standing...........................30

     8.8.    Officer's Certificate............................................30

     8.9.    Executed Agreements..............................................30

     8.10.   Financing........................................................30

     8.11.   Eligible Unsecured Creditor Releases.............................30

     8.12.   Release of Liens; Use of Proceeds; Creditor Committee Release....31

     8.13.   Dismissal of Substantive Consolidation Claim.....................31

ARTICLE IX   CONDITIONS TO THE OBLIGATIONS OF THE SELLERS.....................31

     9.1.    Bankruptcy Court Approval........................................31

     9.2.    Representations and Warranties; Performance......................31

     9.3.    Consents and Approvals...........................................31

     9.4.    No Proceeding or Litigation......................................31

     9.5.    Secretary's Certificate..........................................31

     9.6.    Officer's Certificate............................................32

     9.7.    Executed Agreements..............................................32

     9.8.    Dismissal of Appeal..............................................32

ARTICLE X    CLOSING..........................................................32

     10.1.   Closing..........................................................32

ARTICLE XI   TERMINATION AND ABANDONMENT......................................32

     11.1.   Methods of Termination...........................................32

     11.2.   Procedure Upon Termination.......................................33

     11.3.   Effect of Termination............................................34

ARTICLE XII  SURVIVAL AND INDEMNIFICATION.....................................34

                                Table of Contents
                                -----------------

                                   (continued)

                                                                            Page
                                                                            ----


     12.1.   Survival of Representations and Warranties and Covenants.........34

     12.2.   Indemnification by the Sellers...................................35

     12.3.   Indemnification by Buyer.........................................36

     12.4.   Third-Party Claims...............................................36

     12.5.   Payment of Indemnification Claims................................38

     12.6.   Threshold for Recovering Losses..................................38

     12.7.   Cap on Losses Recoverable........................................38

     12.8.   Time Period For Asserting Claims for Indemnification.............38

     12.9.   Tax Benefits; Insurance Proceeds.................................39

ARTICLE XIII MISCELLANEOUS PROVISIONS.........................................39

     13.1.   Amendment and Modification.......................................39

     13.2.   Waiver of Compliance; Consents...................................39

     13.3.   Notices..........................................................39

     13.4.   Assignment.......................................................41

     13.5.   Governing Law....................................................41

     13.6.   Arbitration......................................................41

     13.7.   WAIVER OF JURY TRIAL.............................................41

     13.8.   Injunctive Relief................................................42

     13.9.   Counterparts.....................................................42

     13.10.  Headings.........................................................42

     13.11.  Entire Agreement.................................................42

     13.12.  Severability.....................................................42

     13.13.  Expenses.........................................................42

                                Table of Contents
                                -----------------

                                   (continued)

                                                                            Page
                                                                            ----

     13.14.  No Third Party Beneficiaries.....................................43

     13.15.  Schedules........................................................43

     13.16.  No Strict Construction...........................................43

                             SCHEDULES AND EXHIBITS


Schedules                                                         Responsibility
---------                                                         --------------

                                                           ("Seller" or "Buyer")

A           Current Product Line of the Business...............................S

B           Excluded Pre-Closing Trade Accounts Receivable.....................B

1.1(k)      Other Assets (Acquired)............................................B

1.2(k)      Other Assets (Excluded)............................................S

1.3(a)(i)   Unsecured Creditor Claims Schedule...............................B/S

1.3(a)(ii)  Seller Professional Fees Schedule (Closing Date delivery)..........S

1.5         Calculation Methodology .........................................B/S

1.10        Purchase Price Allocation........................................B/S

2.1         Organization and Good Standing ....................................S

2.3(a)      No Violation.......................................................S

2.3(b)      Certain Restrictive Contracts .....................................S

2.4         Absence of Certain Changes.........................................S

2.5(a)      Assigned Purchase Orders...........................................S

2.5(b)      Defaults under Assigned Purchase Orders............................S

2.6         Title Matters......................................................S

2.7(a)      Litigation.........................................................S

2.7(b)      Stockholder Claims.................................................S

2.8         Tax Matters........................................................S

2.9         Compliance with Law................................................S

2.10(a)     Intellectual Property .............................................S

2.11        Warranties.........................................................S

2.12        Products Liability.................................................S

2.13        Insurance..........................................................S

2.14(a)     Accounts Receivable................................................S

2.14(b)     Accounts Receivable Subject to Defenses............................S

2.15        Inventories........................................................S

4.4         Hauser Park Activities.............................................S

Exhibits
--------

A  Form of Bill of Sale........................................................B

B  Form of Assignment and Assumption Agreement.................................B

C  Form of Trademark Assignment Agreement......................................B

D  Form of ZetaPharm Name Purchase Agreement...................................B

E  Form of Eligible Unsecured Creditor Covenant Not to Sue.....................B

F  Form of Non-Competition Agreement...........................................B

G  Form of HTS/ZetaPharm Release...............................................B

H  Form of Zatpack/ZGNA Release................................................B

I  Form of Seller Director and Officer Releases................................B

J  Wells Fargo Commitment Letter ..............................................B

K  Sale Procedures Provisions and Order .......................................B

L  Asset Sale Order ...........................................................B

M  Hauser Plan Summary ........................................................B